 Registration No. 333-148813

As filed with the Securities and Exchange Commission on April 1, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

Winthrop Realty Trust
(Exact name of registrant as specified in its charter)

Ohio (State or jurisdiction of incorporation or organization)	34-6513659 (I.R.S. Employer Identification No.)
7 Bulfinch Place – Suite 500 Boston, Massachusetts 02114 (617) 570-4614 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael L. Ashner
Chief Executive Officer
Winthrop Realty Trust
7 Bulfinch Place – Suite 500
Boston, Massachusetts 02114
Telephone: (617) 570-4614
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to: Mark I. Fisher, Esq. Elliot Press, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 Telephone: (212) 940-8800

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Non-transferable Common Share Subscription Rights	8,845,036 rights	$0 (3)	$0 (3)	$0 (3)
Common Shares of beneficial interest, par value $1 per share	8,845,036 shares	$5.06 (2)	$44,755,883 (2)(4)(5)	$1,759 (6)

(1)
This registration statement relates to (a) non-transferable subscription rights to purchase common shares of beneficial interest of Winthrop Realty Trust, or the Registrant, which subscription rights will be issued to holders of common shares and holders of Series B-1 Preferred Shares of the Registrant and (b) the common shares deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering. This registration statement also covers any additional number of common shares of Winthrop Realty Trust as may become issuable pursuant to Rule 416 due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)
Estimated pursuant to Rule 457(c), solely for purposes of calculating the registration fee, based on 100% of the average of the high and low prices for the Registrant’s common shares as quoted on the New York Stock Exchange on January 22, 2008.

(3)
The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4)
This amount is based upon the maximum number of shares of common stock of the company issuable pursuant to the non-transferable subscription rights at the Proposed Maximum Aggregate Offering Price Per Security.

(5)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights issued.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commissions is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL ___, 2008

PRELIMINARY PROSPECTUS

8,845,036 Shares

Winthrop Realty Trust
Common Shares of Beneficial Interest

Rights to Purchase up to 8,845,036 Common Shares
of Beneficial Interest at $___ per share

We are distributing at no charge to holders of our common shares of beneficial interest and to holders of our Series B-1 Cumulative Convertible Redeemable Preferred Shares, non-transferable subscription rights to purchase our common shares of beneficial interest.  You will receive one subscription right for every 10 common shares owned, or in the case of the Series B-1 Preferred Shares, one subscription right for every 10 common shares issuable upon conversion, at the close of business on April 11, 2008.  We are distributing subscription rights exercisable for up to 8,845,036 of our common shares.

Each subscription right will entitle you to purchase one common share at a subscription price of $___ per share. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on May 12, 2008, unless we extend this offering period. You may revoke your subscription exercise at any time until the offering period has expired.  You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. Our board of trustees is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred except under the very limited circumstances described in this prospectus.

If you exercise all of the rights distributed to you, you will also be entitled to purchase additional shares not purchased by other shareholders pursuant to the over-subscription rights described in this prospectus.  We will not issue fractional rights and will round all of the subscription rights down to the nearest whole number.

If any common shares offered in this rights offering remain unsubscribed after the rights offering, we anticipate that certain of our shareholders, whom we refer to as the standby purchasers, will agree, subject to certain conditions, to purchase all unsubscribed common shares at a price per share equal to the rights offering subscription price.

We may cancel or terminate the rights offering at any time prior to the expiration of the rights offering. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

Our common shares are traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “FUR” and their last reported sales price on April __, 2008 was $________.  The shares are being offered directly by us without the services of an underwriter or selling agent.  The common shares issued in the rights offering will also be listed on the NYSE under the symbol “FUR”.

The exercise of your subscription rights for common shares involves risks.  You should carefully consider the risk factors described beginning on page 13 of this prospectus before exercising your subscription rights.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.   ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______, 2008.

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING	1
SUMMARY	7
Our Company	7
The Rights Offering	8
RISK FACTORS	13
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS	29
USE OF PROCEEDS	30
CAPITALIZATION	31
THE RIGHTS OFFERING	32
Basic Subscription Rights; Over-Subscription Rights; Limitation on Subscription	32
Commitments of Executive Officers	33
Standby Commitments	33
Subscription Price	35
Determination of Subscription Price	35
Expiration Date, Extensions and Termination	36
Reasons for the Rights Offering	36
Non-transferability of the Subscription Rights	37
Withdrawal and Amendment	37
Certificates for Common Shares	37
How to Exercise Your Rights	38
Acceptance of Subscriptions	39
Revocation	39
Incomplete Forms; Insufficient Payment	40
Notice to Beneficial Holders	40
Beneficial Owners	40
Instructions for Completing your Rights Certificate(s)	40
Regulatory Limitation	41
Procedures for DTC Participants	41
Foreign or Other Stockholders Located Outside the United States	41
No Board Recommendation	41
Common Shares Outstanding after the Rights Offering	41
Other Matters	41
Fees and Expenses	42
Issuance of Share Certificates	42
Information Agent	42
Subscription Agent	42
If You Have Questions	43
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	44
Holders of Common Shares	44
Holders of Series B-1 Preferred Shares	45
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY	46
Price Range of Common Stock	46
Dividends	46

TABLE OF CONTENTS

Page
DESCRIPTION OF CAPITAL STOCK	47
Common Shares	47
General	47
Shareholder Liability	47
Voting Rights	48
Transfer Agent and Registrar	48
Restriction on Size of Holdings	48
Trustee Liability	48
Description of our Preferred Shares	49
General	49
Terms of Our Series B-1 Preferred Shares	49
General	49
Rank	49
Distributions	49
Liquidation Rights	50
Redemption	50
Voting Rights	51
Conversion Rights	52
Conversion Price Adjustments	52
Mandatory Conversion	53
Restrictions on Ownership	53
Agreements with Initial Holders of Series B-1 Preferred Shares	54
PLAN OF DISTRIBUTION	54
EXPERTS	55
LEGAL MATTERS	55
WHERE YOU CAN FIND MORE INFORMATION	55
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	56

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the rights.

ii

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

This section highlights information contained elsewhere or incorporated by reference in this prospectus.  This section does not contain all of the important information that you should consider before exercising your subscription rights and investing in our common shares. You should read this entire prospectus carefully.

Q:           What is the rights offering?

A:           We are distributing, at no charge, non-transferable subscription rights to purchase our common shares to holders of our common shares of beneficial interest and Series B-1 Cumulative Redeemable Preferred Shares. We refer to these shares as our common shares and Series B-1 Preferred Shares, respectively.   You will receive one subscription right for every 10 common shares you owned (or in the case of Series B-1 Preferred Shares, one subscription right for every 10 common shares issuable upon conversion) at the close of business on April 11, 2008, the record date. The subscription rights will be evidenced by rights certificates.

Q:           What is a subscription right?

A:           Each subscription right is a right to purchase one of our common shares. When you “exercise” a subscription right, you choose to purchase one common share that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.  We will not distribute any fractional rights, but will round down the aggregate number of rights you are issued to the nearest whole number.

Q:           What is the subscription price?

A:           The subscription price for a subscription right is $____ per share. Our board of trustees set all of the terms and conditions of the rights offering, including the subscription price.  The basis for determining the subscription price was based upon consideration of the factors more fully described in “THE RIGHTS OFFERING -- Determination of Subscription Price.”

Q:           Where will the common shares issued in the rights offering be listed?

A:           Our common shares are traded on the NYSE under the symbol “FUR.” The common shares issued in the rights offering will also be listed on the NYSE under the same symbol.  On January 22, 2008, the last trading day prior to the filing of the registration statement relating to the rights offering of which this prospectus forms a part, the closing price of our common shares on the NYSE was $5.33 per share.  On April ___, 2008, the day prior to the date of this Prospectus, the closing price of our common shares on the NYSE was $____ per share.  See “PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY.”

Q:           How long will the rights offering last?

A:           You will be able to exercise your subscription rights only during a limited period that will expire on May 12, 2008.  If you do not exercise your subscription rights at or before 5:00 p.m., New York City time, on May 12, 2008, your subscription rights will expire.  We may, in our sole discretion, decide to extend the rights offering from time to time, with such extension not to exceed 30 business days. See “THE RIGHTS OFFERING -- Expiration Date, Extensions and Termination.”

Q:           Why are we engaging in a rights offering?

A:           We are making this rights offering in order to raise new capital that we intend to use for general corporate purposes, which may include the acquisition of additional investments and/or contributions to our existing joint ventures.  See “USE OF PROCEEDS,” “CAPITALIZATION,” and “THE RIGHTS OFFERING -- Reasons for the Rights Offering.”

Q:           How much money will we receive from the rights offering?

A:           We anticipate that we will receive gross proceeds of approximately $_____ million, less expenses.

Q:           Am I required to subscribe in the rights offering?

A:           No.

Q:           Can I subscribe for any number of shares less than all of my subscription rights?

A:           Yes. You can subscribe for any whole number of shares by exercising less than all of your subscription rights.

Q:           What are the over-subscription rights?

A:           If you fully exercise your basic subscription rights the over-subscription rights entitle you to subscribe for additional common shares at the same subscription price of $____ per share that applies to your basic subscription rights.

Q:           What are the limitations on the over-subscription rights?

A:           We will be able to satisfy your exercise of the over-subscription rights only if other shareholders do not elect to purchase all of the shares offered under their basic subscription rights. We will honor over-subscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription rights. If over-subscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing shareholder purchased under the basic subscription rights. See “THE RIGHTS OFFERING - Basic Subscription Rights; Over-Subscription Rights; Limitation on Subscription.”

Q:           What happens if the Rights Offering is not fully subscribed?

A:           We anticipate that we will enter into an agreement with FUR Investors, LLC, an entity partially owned and controlled by our executive officers, and Fairholme Capital Management, L.L.C. on behalf of its affiliated funds, Fairholme Associates L.P., Fairholme Partners L.P., Fairholme Ventures II LLC and Fairholme Holdings Ltd., affiliates of Bruce R. Berkowitz, our former trustee, who we refer to as FUR Investors and Fairholme, respectively, pursuant to which they will collectively agree to acquire, subject to certain conditions, all unsubscribed common shares.

Q:           How will shares be allocated among FUR Investors and Fairholme?

A:           It is expected that each of FUR Investors and its affiliates and Fairholme will agree to exercise their basic subscription rights, 1,116,283 and 448,047, respectively, and that FUR Investors and Fairholme will allocate up to the first 5,800,000 shares required to be purchased by them under their standby commitment 25% (1,450,000 shares) to FUR Investors and 75% (4,350,000 shares) to Fairholme, with any additional unsubscribed common shares being acquired by FUR Investors.

Q:           Will the Standby Purchasers receive a fee?

A:           We anticipate that a fee of $________ will be paid to Fairholme.  No fee will be paid to FUR Investors.  For a more complete description of the role of the standby purchasers in the rights offering, see “THE RIGHTS OFFERING — Standby Commitments.”

Q:           Are there any conditions to the standby commitment?

A:           Yes.  We anticipate that the obligation of the standby purchasers will be subject to a number of conditions.  See “THE RIGHTS OFFERING — Standby Commitments.”  However, in the event of the termination of the standby commitments, we will give all shareholders the right to revoke their prior exercise of subscription rights.

Q:           What happens if I choose not to exercise my subscription rights?

A:           If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership of our common shares (or in the case of the Series B-1 Preferred Shares, your percentage ownership of our common shares on an as-converted basis) will decline following the rights offering.

Q:           How do I exercise my subscription rights?

A:           You must properly complete the attached rights certificate and deliver it, along with the subscription price for the shares you are subscribing for under the basic subscription privilege, to National City Bank, the Subscription Agent, at or before 5:00 p.m., New York City time, on May 12, 2008, unless the offering period is extended.  The address for the Subscription Agent is on page 37.  For your convenience, we have enclosed a self-addressed envelope.  Alternatively, a holder may use the guaranteed delivery procedures described below. See “THE RIGHTS OFFERING - How to Exercise Your Rights.”

Q:           What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, custodian bank or other nominee?

A:           If you hold shares through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you.  To indicate your decision, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.  You should contact your broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

Q:           Will I be charged a sales commission or a fee by Winthrop Realty Trust if I exercise my subscription rights?

A:           No. We will not charge you a brokerage commission or a fee for exercising your subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees charged by your broker or nominee.

Q:           Are there risks in exercising my subscription rights?

A:           Yes.  The exercise of your subscription rights involves risks.  Exercising your subscription rights means buying additional common shares and should be considered as carefully as you would consider any other equity investment.  Among other things, you should carefully consider the risks described under the heading “RISK FACTORS,” beginning on page 13.

Q:           May I transfer my subscription rights if I do not want to purchase any shares?

A:           No.  Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your subscription rights. However, subscription rights will be transferable by operation of law (for example, upon death of the recipient).

Q:           After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:           Yes. You can revoke your subscription exercise at any time until the offering period has expired.  You will also have the right to revoke your subscription exercise if the standby purchasers terminate their standby commitments.  See “THE RIGHTS OFFERING -- Revocation.”

Q:           Can the board of trustees withdraw the rights offering?

A:           Yes.  The board of trustees may decide to withdraw the rights offering at any time on or before the expiration of the rights offering for any reason.  If we withdraw the rights offering, any money received from subscribing shareholders will be refunded promptly, without interest.  See “THE RIGHTS OFFERING -- Withdrawal and Amendment.”

Q:           If the rights offering is not completed, will my subscription payment be refunded to me?

A:           Yes.  The Subscription Agent will hold all funds it receives in respect of your basic subscription rights in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the Subscription Agent will return promptly, without interest, all basic subscription payments.

Q:           When must I pay for subscription rights that I exercise?

A.           You must submit payment for shares you subscribe for under the basic subscription rights at the time that you send in your rights certificate.  If you exercise your over-subscription rights you will be notified within five business days after the expiration date of this offering of the number of shares, if any, allocated to you.  You will then be obligated to send in payment for such additional shares subscribed for within five business days after such notification.

Q:           What is the board of trustees’ recommendation regarding the rights offering?

A:           Our board of trustees is not making any recommendation as to whether you should exercise your subscription rights.  You are urged to make your decision based on your own assessment of the rights offering and Winthrop Realty Trust.

Q:           How many common shares will be outstanding after the rights offering?

A:           As of April ___, 2008, we had 67,502,264 common shares issued and outstanding or 88,450,358 common shares on a fully-diluted basis.  We expect to issue up to 8,845,036 shares in the rights offering and, accordingly, after the rights offering, we anticipate that we will have 76,347,300 shares outstanding or 97,295,394 common shares on a fully-diluted basis.  Your ownership percentage of our common shares, without giving effect to common shares issuable upon conversion of Series B-1 Preferred Shares, may decrease as a result of the rights offering even if you exercise your rights because we are also providing subscription rights to holders of our Series B-1 Preferred Shares.

Q:           What effect will our 9.8% ownership limitation have on a holder’s ability to exercise a subscription right?

A:           To help maintain our status as a real estate investment trust (REIT), our by-laws restrict beneficial and constructive ownership of common shares by any person or group of persons acting collectively to 9.8% of our outstanding common shares. See “THE RIGHTS OFFERING -- Basic Subscription Rights; Over-Subscription Rights; Limitation on Subscription” and “DESCRIPTION OF CAPITAL STOCK -- Common Shares -- Restriction on Size of Holdings.”

If you only exercise your basic subscription rights, your percentage ownership interest in us on a fully diluted basis giving effect to the conversion of our Series B-1 Preferred Shares will neither increase nor decrease. However, if you exercise your over-subscription rights, your ownership interest in us will increase. If you fail to exercise all or a portion of your subscription rights, your ownership percentage in us will decrease. We intend to grant waivers from our 9.8% limitation to any holder that exceeds the limit as a result of its exercise of over-subscription rights and requests a waiver by checking the “9.8% Waiver Request” box on the rights certificate, provided we can do so without jeopardizing our REIT status and such holder enters into an ownership limitation waiver agreement in a form that is reasonably satisfactory to us. Ownership waiver agreements are designed to ensure that we preserve our status as a REIT. The 9.8% limit for a person is computed based on the outstanding common shares, including any common shares issuable to that person upon conversion of preferred shares. For purposes of determining whether you will need to request a waiver from us, you should assume that a waiver will be required if you would own more than 6,600,000 common shares.

If an ownership waiver cannot be granted, any rights exercised by a holder and any common shares subscribed for by that holder through the exercise of its basic or over-subscription privilege that would cause it to go over the 9.8% ownership limit will not be considered exercised or subscribed for by that holder. The total subscription price paid by a holder for rights that are not considered exercised and for common shares not considered subscribed for will be returned to that holder, without interest, as soon as practicable after completion of this offering.

If a holder that is not granted a waiver subscribes for and, inadvertently or otherwise, is issued a number of common shares that causes that holder to go over the 9.8% ownership limit, the number of common shares in excess of the 9.8% ownership limit will be “Excess Securities” under our by-laws and therefore will not, in the hands of that holder, have dividend, voting and other rights or be considered outstanding for quorum, voting and other purposes. See “DESCRIPTION OF CAPITAL STOCK -- Common Shares -- Restriction on Size of Holdings.”

We have granted exemptions to our ownership limitation to certain purchasers of our Series B-1 Preferred Shares. Those exemptions allow these holders of Series B-1 Preferred Shares to fully subscribe for their basic subscription rights. We intend to grant further waivers to these holders upon execution of satisfactory ownership waiver agreements, to the extent such holders exercise their over-subscription rights, provided that doing so does not jeopardize our REIT status.

Q:           What are the United States federal income tax consequences of exercising my subscription rights as a holder of common shares?

A:           A holder of common shares generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  A holder of Series B-1 Preferred Shares may recognize dividend income for federal income tax purposes in connection with the receipt of subscription rights in the offering, but should not recognize income or loss for federal income tax purposes in connection with the exercise of the subscription rights.  We urge you to consult your own tax advisor with respect to the particular tax consequences to you of the rights offering and your exercise of the subscription rights. See “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

Q:           When will I receive certificates for the shares purchased in the rights offering?

A:           We will issue certificates representing shares purchased in the rights offering to you or to The Depository Trust Company on your behalf, as the case may be, as soon as practicable after the completion of the rights offering.

Q:           What should I do if I have other questions or need assistance?

A:           If you have other questions or need assistance, please contact MacKenzie Partners, Inc., the Information Agent for the rights offering, at the following address and telephone number:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

For a more complete description of the rights offering, see “THE RIGHTS OFFERING.”

SUMMARY

This summary highlights selected information from this prospectus.  The following summary information is qualified in its entirety by the information contained elsewhere or incorporated by reference in this prospectus.  This summary may not contain all of the information that you should consider prior to making a decision to exercise your subscription rights.  You should read the entire prospectus carefully, including the “RISK FACTORS” section beginning on page 13  of this prospectus and the financial statements and notes to these statements contained or incorporated by reference in this prospectus.  Unless the context otherwise requires, references to “we,” “us,” “our”  or the “Company” refer to Winthrop Realty Trust and its subsidiaries.

Our Company

We are a real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Ohio. Our operations are managed by our advisor, FUR Advisors LLC, which we refer to as FUR Advisors or our advisor.  Our common shares are traded on the NYSE under the symbol “FUR”.  We conduct our business through WRT Realty L.P., a Delaware limited partnership which we refer to as the “operating partnership”.  We are the sole general partner of, and own all of the limited partnership interests in the operating partnership.  Our operating partnership structure, commonly referred to as an umbrella partnership real estate investment trust or “UPREIT” structure, enables us to acquire properties for cash and/or by issuing to sellers, as a form of consideration, limited partnership interests in our operating partnership.  Although we have not yet issued any limited partnership interests in connection with the acquisition of an asset, we believe that this structure facilitates our ability to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a seller while preserving our available cash for other purposes, including the payment of dividends and distributions.

Our primary business is making investments in:  (i) operating properties; (ii) joint ventures formed to invest in real estate related assets; (iii) loans secured directly or indirectly by commercial real property and debt securities, which we refer to as loan assets and loan securities, and (iv) equity interests in other REITs, which we refer to as REIT equity interests.  In general, rather than focus on a particular type of real estate asset or a specific geographic sector, our investments will continue to be based, at least for the foreseeable future, on our assessment that a potential investment is significantly undervalued on a risk adjusted basis or presents an opportunity to outperform the marketplace.  Additionally, we will continue to make investments in assets believed to be underperforming and in which we believe, through an infusion of capital and improved management, an appropriate return on investment can be realized.  Consequently, with certain limitations, we will continue to seek to invest in or acquire most types of real estate assets or securities.

Our principal executive offices are located at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114-9507, our telephone number is (617) 570-4614 and our Internet address is www.winthropreit.com. None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this prospectus is a part of this prospectus.

The Rights Offering

Further details concerning this part of the summary are set forth under “THE RIGHTS OFFERING.” Only holders of record of our common shares and Series B-1 Preferred Shares on the record date stated below may exercise rights.

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right for every 10 common shares that you owned (or in the case of Series B-1 Preferred Shares, one subscription right for every 10 common shares issuable upon conversion) at 5:00 p.m., New York City time, on April 11, 2008, either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf, as a beneficial owner of such shares.  We will not distribute any fractional subscription rights but will round down the number of subscription rights you receive to the nearest whole number.

Subscription Rights	Each subscription right entitles you to purchase one common share upon payment of the subscription price.

Record Date
April 11, 2008 at 5:00 p.m., New York City time.  Only holders of our common shares or Series B-1 Preferred Shares as of the record date will receive rights to subscribe for shares in the rights offering.

Expiration Date
The rights expire on May 12, 2008 at 5:00 p.m., New York City time. Rights not exercised by the expiration of the rights offering will be null and void.  We have the option, in our sole discretion, to extend the expiration of the rights offering for any reason, for a period not to exceed 30 business days.

Subscription Price	$____ per share, payable in cash. You must make payment for shares subscribed for under the basic subscription rights at the time that you submit your subscription rights.

Over-subscription Rights
If you fully exercise your basic subscription rights, the over-subscription rights entitle you to subscribe to additional common shares at the same subscription price that applies to your basic subscription privilege.

We will be able to satisfy your exercise of the over-subscription rights only if other shareholders do not elect to purchase all of the shares offered under their basic subscription rights.  We will honor over-subscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription rights.  If over-subscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each oversubscribing shareholder purchased under the basic subscription rights.

You do not need to send payment for the exercise of your over-subscription rights at the time you return your rights certificate.  We will notify you within five business days after the expiration of this offering as to how many, if any, additional shares that you subscribed for under the over-subscription privilege have been allocated to you.  You will then be obligated to send in full payment for such additional shares within five business days of such notification.

Effect of Ownership Limitation
To help maintain our status as a real estate investment trust (REIT), our by-laws restrict beneficial and constructive ownership of common shares by any person or group of persons acting collectively to 9.8% of our outstanding common shares.

If you only exercise your basic subscription rights, your percentage ownership interest in us on a fully diluted basis giving effect to the conversion of our Series B-1 Preferred Shares will neither increase nor decrease.  However, if you exercise your over-subscription rights, your ownership percentage will increase.  If you fail to exercise all or a portion of your subscription rights, your ownership percentage in us will decrease.  We intend to grant waivers from our 9.8% limitation to any holder that exceeds the limit as a result of its exercise of over-subscription rights and requests a waiver from us by checking the “9.8% Waiver Request” box on the rights subscription certificate, provided doing so does not jeopardize our REIT status and such holder enters into an ownership limitation waiver agreement in a form that is reasonably satisfactory to us.  Ownership limitation waiver agreements are designed to ensure that we preserve our status as a REIT.  For example, such agreements will not permit a holder’s ownership of our outstanding common shares in excess of the 9.8% limitation to cause us to become “closely held” in violation of one of the requirements for REIT status. In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, not more than 50% (by value) of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities).  We have previously granted exemptions to our ownership limitation to certain purchasers of our Series B-1 Preferred Shares.  Those exemptions allow these holders of Series B-1 Preferred Shares to fully subscribe for their basic subscription rights.  We intend to grant future waivers to these holders upon execution of satisfactory ownership waiver agreements, to the extent such holders exercise their over-subscription rights, provided that doing so does not jeopardize our REIT status.

The 9.8% limit for a person is computed based on the outstanding common shares, including any common shares issuable to that person upon conversion of preferred shares. For purposes of determining whether you will need to request a waiver from us you should assume that a waiver will be required if you would own more than 6,600,000 common shares.

If an ownership waiver cannot be granted, any rights exercised by a holder and any common shares subscribed for by that holder through the exercise of its over-subscription rights that would cause it to go over the 9.8% ownership limit will not be considered exercised or subscribed for by that holder. The total subscription price paid by a holder for rights that are not considered exercised and for common shares not considered subscribed for will be returned to that holder, without interest, as soon as practicable after completion of this offering.

Subscription commitment of standby purchasers	We anticipate that the standby purchasers and their affiliates will agree to purchase 1,564,330 shares under their basic subscription rights and also purchase all unsubscribed common shares.

Ownership of Standby Purchasers and Executive Officers
In the event that no shareholders other than our executive officers exercise their basic subscription privilege and the standby purchasers acquire their full commitments, the ownership by our executive officers and Fairholme of our common shares on a fully diluted basis would increase to approximately 15.6% and 9.5%, respectively.

We will agree to waive our 9.8% ownership limitation, to the extent necessary, to enable the standby purchasers to satisfy their standby commitments provided that doing so does not jeopardize our REIT status and such purchasers execute a satisfactory ownership waiver agreement.

Use of proceeds	We will use the net proceeds of this offering for general corporate purposes, which include the acquisition of additional investments and/or contributions to our existing joint ventures.

Non-transferability of rights	The subscription rights may not be sold, transferred or assigned, and will not be listed for trading on any stock exchange.

No board recommendation
Our board of trustees makes no recommendation to you about whether you should exercise any rights. You are urged to make your decision based on your own assessment of our business and the rights offering. For more information regarding some of the risks inherent in this rights offering, please see “RISK FACTORS” beginning on page 13.

Revocation
You can revoke your subscription exercise at any time until the offering period has expired.  You can also revoke your subscription exercise if the standby purchasers terminate their standby commitments.

Material United States federal income tax
A holder of common shares generally should not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  A holder of Series B-1 Preferred Shares may recognize dividend income for federal income tax purposes in connection with the receipt of subscription rights in the offering, but should not recognize income or loss for federal income tax purposes in connection with the exercise of the subscription rights.  We urge you to consult your own tax advisor with respect to the particular tax consequences to you of the rights offering and your exercise of the subscription rights.  For more information, see “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.”

Extension, withdrawal, cancellation and cancellation and amendment
We have the option, in our sole discretion, to extend the  rights offering and the period for exercising your subscription rights, for a period not to exceed 30 business days, although we do not presently intend to do so.  Our board of trustees may cancel, withdraw or terminate the rights offering in its sole discretion at any time prior to or on the expiration of the rights offering for any reason (including, without limitation, a change in the market price of our common shares). In the event that this offering is cancelled, withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds.  We also reserve the right to amend the terms of this rights offering.

Procedure for exercising rights
To exercise rights, you must complete the rights certificate and deliver it to the Subscription Agent, National City Bank, together with full payment for all the basic subscription rights you elect to exercise.  Alternatively, a holder may use the guaranteed delivery procedures described below.  National City Bank must receive the proper forms and payments on or before the expiration of the rights offering.  You may deliver the documents and payments by mail or commercial courier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

You do not need to send payment for the exercise of your over-subscription rights at the time you return your rights certificate.  We will notify you within five business days after the expiration of this offering as to how many, if any, additional shares that you subscribed for under the over-subscription rights have been allocated to you.  You will then be obligated to send in full payment for such additional shares within five business days of such notification.

Questions	Questions regarding the rights offering should be directed to our Information Agent, at (800) 322-2885.

Shares outstanding before the rights offering	67,502,264 of our common shares (88,450,358 on a fully-diluted basis) were outstanding as of April ___, 2008.

Shares outstanding after completion of the rights offering	We anticipate that we will have 76,347,300 common shares outstanding (97,245,394 on a fully-diluted basis) following the completion of the rights offering.

Risk factors	Shareholders considering making an investment in the rights offering should consider the risk factors described in “RISK FACTORS” beginning on page 13.

Fees and expenses	We will bear the fees and expenses relating to the rights offering.

New York Stock Exchange trading symbol	Shares of our common stock are currently listed for quotation on the NYSE under the symbol “FUR”.

You should carefully consider the information under “RISK FACTORS” and all other information included in this prospectus prior to making a decision to make an investment in the rights offering.

RISK FACTORS

The exercise of your subscription rights for shares of our common stock involves a high degree of risk. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and evaluate the following risk factors.

Risks Relating to this Rights Offering

As a holder of common shares, you may suffer significant dilution of your percentage ownership of our common shares.

If you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering or by the standby purchasers, your proportionate voting and ownership interest will be reduced and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be diluted. Even if the holders of our common shares choose to exercise their subscription rights in full, their percentage ownership of our common shares could still decrease because we are also providing subscription rights to holders of our Series B-1 Preferred Shares.  The magnitude of the reduction of your percentage ownership will depend upon the extent to which you subscribe in the rights offering. If you do not exercise your basic subscription rights, you will experience an 11.6% dilution in your ownership percentage of common shares and a 9.1% dilution in your ownership percentage of common shares assuming the conversion of all Series B-1 Preferred Shares.

We may cancel the rights offering.

We may unilaterally withdraw or terminate this rights offering in our discretion until the expiration of the rights offering.  If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

To exercise your subscription rights, you need to act promptly and follow subscription instructions.

If you desire to purchase shares in this rights offering, you must act promptly to ensure that all required forms and basic subscription payments are actually received by the Subscription Agent at or prior to 5:00 p.m., New York City time, on May 12, 2008, the expiration of the rights offering.  If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, we may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received.  If your exercise is rejected, your payment of the exercise price will be promptly returned. Neither we nor our Subscription Agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures and to decide all questions as to the validity, form and eligibility (including times of receipt and beneficial ownership).  Alternative, conditional or contingent subscriptions will not be accepted. We reserve the absolute right to reject any subscriptions not properly submitted. In addition, we may reject any subscription if the acceptance of the subscription would be unlawful.  We also may waive any irregularities (or conditions) in the subscription. If you are given notice of a defect in your subscription, you will have five business days after the giving of notice to correct it.  You will not, however, be allowed to cure any defect later than 5:00 p.m., New York City time, on the expiration date.  We are not obligated to give you notification of defects in your subscription.  We will not consider an exercise to be made until all defects have been cured or waived.

The subscription price is not a reflection of our value.

The subscription price of $____ per share was determined by our board of trustees.  Our board of trustees set the $____ per share subscription price after considering a variety of factors discussed under “THE RIGHTS OFFERING -- Determination of Subscription Price,” including the market price.  The price, however, does not necessarily bear any relationship to the book value of our assets or our past operations, cash flows, earnings or financial condition or any other established criteria for value. Our common shares may trade at prices below the subscription price after the completion of this offering, and we cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than the $____ per share subscription price.

Other Risks

We, our assets and the entities in which we invest are subject to a number of risks customary for REITs, property owners, loan originators and holders and equity investors as well as a number of risks involved in our investment policy that not all REITs may have.  Although this section is divided into a number of subheadings, it should be read in its entirety and although certain risks are more likely to occur with respect to certain types of assets in which we invest, and have been included under such heading, such risks may be applicable to other types of assets in which we invest or in which we may invest in the future.  Accordingly, this section should be read in its entirety to fully understand the risks applicable to an investment in us.

General Risks Relating to Us and Our Business

We have grown rapidly since January 1, 2004.  We may not be able to maintain this rapid growth and our failure to do so could adversely affect our stock price.

We have experienced rapid growth in recent years, increasing our total assets from approximately $146,838,000 at December 31, 2003 to approximately $745,447,000 at December 31, 2007.  We may not be able to maintain a similar rate of growth in the future or manage our growth effectively.  In fact, our assets remained relatively constant during 2007 as we elected to limit our investments due primarily to the high cost of real estate assets and the capital market crisis limiting debt investment opportunities.  Our failure to continue to grow our assets may have a material adverse affect on our financial condition and results of operations, our stock price and our ability to pay dividends to our shareholders.

We may not be able to invest our cash reserves in suitable investments.

At December 31, 2007, we had approximately $36,654,000 of cash and cash equivalents available for investment.  Our ability to generate increased revenues is dependent upon our ability to invest these funds as well as the funds from this offering and other funds that we may raise or borrow in real estate related assets that will ultimately generate favorable returns.

We are subject to significant competition and we may not compete successfully.

We have significant competition with respect to our acquisition of operating properties and our acquisition and origination of loan assets with many other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors.  Our ability to grow our investment portfolio depends to a significant degree on our ability to implement our investment policy and operating strategies.  Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or make different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us.  We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.  Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that meet our investment objective.

Investing through ventures presents additional risks.

Our investments in entities which we do not control, including ventures such as our Concord and Marc Realty ventures, present additional risks such as our having differing objectives than our partners or the entities in which we invest or our becoming involved in disputes or competing with those persons.  In addition, we rely on the internal controls and financial reporting controls of these entities and their failure to comply with applicable standards may adversely affect us.

Investing in private companies involves specific risks.

We have held ownership interests in, and may acquire additional ownership interests in, private companies not subject to the reporting requirements of the Securities and Exchange Commission.  Investments in private businesses involve a higher degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative.  There is generally no publicly available information about these private companies, and we will rely significantly on the due diligence of our advisor to obtain information in connection with our investment decisions.

We may acquire or sell additional assets or properties.  Our failure or inability to consummate these transactions or manage the results of these transactions could adversely affect our operations and financial results.

We may acquire or sell properties or acquire or sell other real estate companies when we believe that an acquisition or sale is consistent with our business objective.  We may not, however, succeed in consummating desired acquisitions or sales.  Also, we may not succeed in leasing newly acquired properties at rents sufficient to cover the costs of acquisition, debt service and operation.  Difficulties in integrating acquisitions into our portfolio may prove costly or time-consuming and could consume a disproportionate share of management's and/or our advisor’s attention.

Many of our investments are illiquid, and we may not be able to vary our portfolio in response to changes in economic and other conditions, which may result in losses to us.

Many of our investments are relatively illiquid and, therefore, our ability to sell properties and purchase other properties, securities and debt promptly in response to a change in economic or other conditions may be limited.  The requirements of the Code with regard to REITs also places limits on our ability to sell properties held for fewer than four years.  These considerations could make it difficult for us to dispose of properties, even if a disposition were in the best interest of our shareholders.  In addition, we invest in REIT equity interests that are not publicly traded which limits our ability to dispose of such assets  As a result, our ability to adjust our portfolio in response to changes in economic and other conditions may be relatively limited, which may result in losses to us.

We leverage our portfolio, which may adversely affect our return on our investments and may reduce cash available for distribution.

We seek to leverage our portfolio through borrowings.  Our return on investments and cash available for distribution to holders of our preferred and common shares may be reduced to the extent that changes in market conditions cause the cost of our financings to increase relative to the income that can be derived from the assets.  Our debt service payments reduce the cash available for distributions to holders of preferred and common shares.  We may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or forced sale to satisfy our debt obligations.  A decrease in the value of the assets may lead to a requirement that we repay certain borrowings.  We may not have the funds available, or be able to arrange for refinancings, to satisfy such repayments.

We may change our investment and operational policies.

We may change our investment and operational policies, including our policies with respect to investments, acquisitions, growth, operations, indebtedness, capitalization and distributions, at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, the types of investments described in this filing.  A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect our share price and our ability to make distributions.

Interest rate fluctuations may reduce the spread we earn on our interest-earning investments and may reduce our investment return.

Market risk is the exposure to loss resulting from changes in interest rates and equity prices.  Although we seek to finance our assets on a match-funded basis and mitigate the risk associated with future interest rate volatility, we are subject to credit risk and interest rate risk with respect to our investments in loan assets and loan securities that are not match-funded.  Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our interest rate risk sensitive assets, liabilities and related derivative positions are generally held for non-trading purposes.  As of December 31, 2007, a hypothetical 100 basis point increase in interest rates applied to our variable rate assets would increase our annual interest income by approximately $4,534,000, offset by an increase in our interest expense of approximately $3,314,000 on our variable rate liabilities after the impact of our interest rate swaps.  Similarly, a hypothetical 100 basis point decrease in interest rates would decrease our annual interest income by the same net amount.

We and our venture Concord Debt Holdings LLC, which we refer to as Concord, engage in hedging transactions that may limit gains or result in losses.

We and Concord use derivatives to hedge our respective liabilities and this has certain risks, including:

•
losses on a hedge position have in the past and may in the future reduce the cash available for distribution to us as a partner in Concord and to our shareholders and such losses may exceed the amount invested in such instruments;

•	counterparties to a hedging arrangement could default on their obligations; and
•	we and Concord may have to pay certain costs, such as transaction fees or brokerage costs.

Our board of trustees has authorized our advisor to use interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments in order to hedge as much of the interest rate risk as it determines is in the best interest of our shareholders, given the cost of such hedges and the need to maintain our status as a REIT.  We may use these hedging instruments in our risk management strategy to limit the effects of changes in interest rates on our operations.  A hedge may not be effective in eliminating all of the risks inherent in any particular position.  Our profitability may be adversely affected as a result of the use of derivatives.

We must manage our investments in a manner that allows us to rely on an exemption from registration under The Investment Company Act in order to avoid the consequences of regulation under that Act.

We intend to operate so that we are exempt from registration as an investment company under the Investment Company Act of 1940, as amended.  Therefore, the assets that we may invest in, or acquire, are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder. If we are required to make investments in order to be exempt from registration, such investments may not represent an optimum use of our capital when compared to other available investments.

We may not be able to obtain capital to make investments.

At such time as we utilize our cash reserves, we will be dependent primarily on external financing to fund the growth of our business.  This is because one of the requirements for a REIT is that it distribute 90% of its net taxable income, excluding net capital gains, to its shareholders.  There is also a separate requirement to either distribute net capital gains or pay a corporate level tax.  Our access to debt or equity financing depends on the willingness of third parties to lend or make equity investments as well as the general condition of the capital markets.  We and other companies in the real estate industry have experienced limited availability of financing from time to time.  Although we believe that we will be able to finance any investments we seek to make in the foreseeable future, requisite financing may not be available on acceptable terms.

We have significant distribution obligations to holders of our Series B-1 preferred shares.

The provisions of our Series B-1 preferred shares currently require us to make annual distributions presently aggregating approximately $6,127,000 before any distributions may be made on our common shares.

Our ratio of total debt to total entity value may increase in the future.

As of December 31, 2007, we had approximately $236,925,000 of mortgage loans payable and $98,266,000 in liquidation value of our Series B-1 preferred shares which are included as debt for financial statement purposes.  Our ratio of this debt to total entity value was approximately 41.8%.  When we say “entity value”, we mean market equity value of our common and preferred shares plus this debt.  In the future, we may incur additional debt to finance acquisitions, property developments or ventures and thus increase our ratio of total debt to total entity value.  If our level of indebtedness increases, it may increase the risk of default on our obligations and adversely affect our financial condition and results of operations.  In addition, in a rising interest rate environment, the cost of our existing floating rate debt and any new debt or other market rate securities or instruments may increase.

Covenants in our debt instruments could adversely affect our financial condition and our ability to make future investments.

The mortgages on our properties contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property.  Our credit facility contains other loans that we may obtain in the future may contain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including a limitation on our ability to incur debt based upon the level of our ratio of total debt to total assets, our ratio of secured debt to total assets and our ratio of EBITDA to interest expense and fixed charges, and a requirement for us to maintain a certain level of unencumbered assets to unsecured debt.  Our ability to borrow under our credit facility is subject to compliance with certain other covenants.  In addition, failure to comply with our covenants could cause a default under the applicable debt instrument, and we may then be required to repay such debt with capital from other sources which may not be available to us, or be available only on unattractive terms.  Additionally, our ability to satisfy current or prospective lenders’ insurance requirements may be adversely affected should lenders insist upon insurance coverage against acts of terrorism not available to us in the marketplace on commercially reasonable terms.

We rely on debt financing, including borrowings under our credit facility, issuances of unsecured debt and debt secured by individual properties, to finance our acquisition activities and for working capital.  If we are unable to obtain debt financing from these or other sources, or to refinance existing indebtedness upon maturity, our financial condition and results of operations would be adversely affected.  If we breach covenants in our debt agreements, the lenders can declare a default and, if the debt is secured, exercise their remedies, including seeking to foreclose on the collateral securing the defaulted loan.

Future issuances and sales of equity or debt interests pursuant to an outstanding registration statement may affect the market price of our common shares.

We currently have an effective “shelf” registration statement on file covering the issuance, from time to time, of up to $256,388,000 of our common shares, preferred shares and/or debt securities.  The registration statement also covers the resale by certain selling shareholders of up to 23,222,223 common shares.  The actual issuance of additional common shares or sale of these or other large holdings of common shares may decrease the market price of our common shares.  We have also agreed to file a registration statement covering the resale of 3,522,566 common shares which were issued in a privately negotiated transaction in 2005.

If we issue preferred equity or debt we may be exposed to additional restrictive covenants and limitations on our operating flexibility, which could adversely affect our ability to pay dividends.

If we decide to issue preferred equity or debt in the future, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility.  Holders of preferred equity or debt may be granted specific rights, including but not limited to: the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to require approval to sell assets.  Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares.  We, and indirectly our shareholders, will bear the cost of issuing and servicing such securities.

Our due diligence may not reveal all of the liabilities associated with a proposed investment and may not reveal other weaknesses.

Before making an investment in an operating property, loan asset or loan security, our advisor assesses the value of the operating property or, in the case of a loan asset or loan security, the value of the assets underlying the loan asset or loan security.  Further, in entering into a venture or making a loan or acquiring a loan security, our advisor assesses the strength and skills of such entity's management and other factors that it believes are material to the performance of the investment.  This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities.  In making the assessment and otherwise conducting customary due diligence, our advisor relies on the resources available to it and, in some cases, an investigation by third parties, including, when available, audited financial statements prepared by independent accountants.  There can be no assurance that its due diligence processes will uncover all relevant facts or that the investment will be successful.

We may fail to qualify or remain qualified as a REIT and may be required to pay income taxes at corporate rates.

Although we believe that we have been and will remain organized and have operated and will continue to operate so as to qualify as a REIT for federal income tax purposes, we cannot assure this result.  Qualification as a REIT for federal income tax purposes is governed by highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations.  Our qualification as a REIT also depends on various facts and circumstances that are not entirely within our control.  In addition, legislation, new regulations, administrative interpretations or court decisions might change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

If, with respect to any taxable year, we fail to maintain our qualification as a REIT and certain relief provisions do not apply, we would not be able to deduct distributions to our shareholders in computing our taxable income and would have to pay federal corporate income tax (including any applicable alternative minimum tax) on our taxable income.  If we had to pay federal income tax, the amount of money available to distribute to our shareholders would be reduced for the year or years involved, and we would no longer be required to pay dividends to our shareholders.  In addition, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost and thus our cash available for distribution to our shareholders would be reduced in each of those years, unless we were entitled to relief under relevant statutory provisions.

Although we currently intend to operate in a manner designed to allow us to continue to qualify as a REIT, future economic, market, legal, tax or other considerations might cause us to revoke the REIT election.  In that event, we and our shareholders would no longer be entitled to the federal income tax benefits applicable to a REIT.

Pursuant to an agreement with one of our common shareholders, we may be liable to pay damages to that shareholder in the event we fail to maintain our status as a REIT.

In order to maintain our status as a REIT, we may be forced to borrow funds during unfavorable market conditions.

As a REIT, we generally must distribute at least 90% of our annual REIT taxable income, subject to certain adjustments, to our shareholders.  To the extent that we satisfy the REIT distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income.  In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws.

From time to time, we may have taxable income greater than our cash flow available for distribution to our shareholders (for example, due to substantial non-deductible cash outlays, such as capital expenditures or principal payments on debt).  If we do not have other funds available in these situations, we could be required to borrow funds, sell investments at disadvantageous prices or find alternative sources of funds to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid income and excise taxes in a particular year.  These alternatives could increase our operating costs and diminish our rate of growth.

Factors that may cause us to lose our New York Stock Exchange listing.

We might lose our listing on the NYSE depending on a number of factors, including failure to qualify as a REIT, or our not meeting the NYSE’s requirements, including those relating to the number of shareholders and the amount and composition of our assets.

Ownership limitations in our Bylaws may adversely affect the market price of our Common Shares.

Our bylaws contain an ownership limitation that is designed to prohibit any transfer that would result in our being "closely-held" within the meaning of Section 856(h) of the Code.  This ownership limitation, which may be waived by our board of trustees, generally prohibits ownership, directly or indirectly, by any single shareholder of more than 9.8% of our common shares.  Our board of trustees has waived this ownership limitation on a number of occasions.  Unless the board of trustees waives the restrictions or approves a bylaw amendment, common shares owned by a person or group of persons in excess of 9.8% of our outstanding common shares are not entitled to any voting rights, are not considered outstanding for quorum or voting purposes, and are not entitled to dividends, interest or any other distributions with respect to the common shares.  The ownership limit may have the effect of inhibiting or impeding a change of control over us or a tender offer for our common shares.

Any one of a prolonged economic slowdown, a lengthy or severe recession or continued instability in the credit market could contribute to a decline in real estate values which could harm our operations.

We believe the risks associated with our business are more severe during periods of economic slowdown or recession because they may reduce the demand for our assets.  In this regard, a lengthy or severe recession is likely to reduce such demand.

With respect to ours and Concord’s loan assets, continued instability in the credit markets may have a negative impact on new mortgage originations and the amount sought on individual loans originations.  Such instability may also result in borrowers less able to pay interest and repay principal on our loan assets especially if the economy weakens. All of these factors may contribute to a decline in real estate values which, among other things, increases the likelihood that we will incur losses on our loans in the event of a default because the value of the collateral may be insufficient to cover our loan cost or for the borrower to obtain replacement financing.  Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans.

Similarly, all of these considerations could also contribute to a decline in the value of our properties directly owned and those owned through ventures.  In particular, adverse economic conditions in the areas where the properties underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and industrial properties) would likely have an adverse affect on the value of our properties.  A material decline in demand, or the ability of tenants to pay rent, for office and industrial space may result in a material decline in our cash available for distribution.

Risks Relating to our Operating Properties

Risks incidental to the ownership and operation of real estate assets.

The value of an investment in us depends upon our financial performance and the value of our operating properties, both those presently held as well as future investments, which are subject to the risks normally associated with the ownership, operation and disposal of real estate properties and real estate related assets, including:

•	changes in the general and local economic climate;
•	competition from other properties;
•	changes in interest rates and the availability of financing;
•	the cyclical nature of the real estate industry and possible oversupply of, or reduced demand for, space in the markets in which our properties are located;
•	the attractiveness of our properties to tenants and purchasers;
•	how well we manage our properties;
•	changes in market rental rates and our ability to rent space on favorable terms;
•	the financial condition of our tenants and borrowers including bankruptcy or insolvency of tenants and borrowers;
•	the need to periodically renovate, repair and re-lease space and the costs thereof;
•	increases in maintenance, insurance and operating costs;
•	civil unrest, armed conflict or acts of terrorism against the United States; and
•	earthquakes and other natural disasters or acts of God that may result in uninsured losses.

In addition, applicable federal, state and local regulations, zoning and tax laws and potential liability under environmental and other laws may affect real estate values.  Further, throughout the period that we own real property, regardless of whether or not a property is producing any income, we must make significant expenditures, including those for property taxes, maintenance, insurance and related charges and debt service.  The risks associated with real estate investments may adversely affect our operating results and financial position, and therefore the funds available for distribution to you as dividends.

We face a number of significant issues with respect to the properties we own which may adversely affect our financial performance.

Leasing Issues.  With respect to our properties, we are subject to the risk that, upon expiration, leases may not be renewed, the space may not be relet, or the terms of renewal or reletting, including the cost of any required renovations, may be less favorable than the current lease terms.  This risk is substantial with respect to our net lease properties as single tenants lease 100% of each property.  Twenty of our properties, containing an aggregate of approximately 2,947,000 square feet of space are net leased to seven different tenants.  Leases accounting for approximately 2% of the aggregate 2006 annualized base rents from our properties, representing approximately 1% of the net rentable square feet at the properties, expired without penalty or premium through the end of 2007, and leases accounting for approximately 3% of aggregate 2007 annualized base rent from the properties, representing approximately 2% of the net rentable square feet at the properties, are scheduled to expire in 2008.  Other leases grant tenants early termination rights upon payment of a termination penalty.  Lease expirations will require us to locate new tenants and negotiate replacement leases with new tenants.  The costs for tenant improvements, tenant concessions and leasing commissions, with respect to new leases, are traditionally greater than costs relating to renewal leases.  If we are unable to promptly relet or renew leases for all or a substantial portion of the space subject to expiring leases or if the rental rates upon such renewal or reletting are significantly lower than expected, our revenue and net income could be adversely affected.

Financial Condition of Tenant.  A tenant may experience a downturn in its business, which could result in the tenant's inability to make rental payments when due.  In addition, a tenant may seek the protection of bankruptcy, insolvency or similar laws, which could result in the rejection and termination of such tenant's lease and cause a reduction in our cash flow.  If this were to occur at a net lease property, the entire property would become vacant.

We cannot evict a tenant solely because of its bankruptcy.  A court, however, may authorize a tenant to reject and terminate its lease.  In such a case, our claim against the tenant for past due rent and unpaid future rent would be subject to a statutory cap that might be substantially less than the remaining rent owed under the lease.  In any event, it is unlikely that a bankrupt tenant will pay in full the amount it owes us under a lease.  The loss of rental payments from tenants could adversely affect our cash flows and operating results

Tenant Concentration.  Our Jacksonville property (previously leased to Winn-Dixie) has two tenants that occupy 78% of the space at the property.  Our properties at 550-650 Corporetum and 701 Arboretum (Chicago, Illinois market), each have two tenants who occupy 49% and 67% of the space at the property, respectively.

Our Ontario property in which we hold an 80% interest has three tenants that occupy 26% of the space at the property.  We believe that the relocation or future financial weakness of these tenants would not have a material adverse affect on our rental revenue.

With respect to the net lease properties, leases with Viacom Inc. and The Kroger Co. represent approximately 34% and 20%, respectively, of the total rentable square footage of the net lease properties.  Accordingly, the financial weakness of either of these tenants could negatively impact our operations and cash flows.

We may be unable to refinance our existing debt or obtain favorable refinancing terms.

We are subject to the normal risks associated with debt and preferred share financings, including the risk that our cash flow will be insufficient to meet required payments of principal and interest on debt and distributions to holders of preferred shares and the risk that indebtedness on our properties, or unsecured indebtedness, will not be able to be renewed, repaid or refinanced when due, or that the terms of any renewal or refinancing will not be as favorable as the terms of such indebtedness.  This risk is exacerbated by the recent capital market crisis which has resulted in tightened lending requirements for real estate related assets.  If we were unable to refinance the indebtedness on acceptable terms, or at all, we might be forced to dispose of one or more of our properties on disadvantageous terms, which might result in losses to us, which could have a material adverse affect on us and our ability to pay distributions to our holders of preferred and common shares.  Furthermore, if a property is mortgaged or a loan pledged to secure payment of indebtedness and we are unable to meet the debt payments, the lender could foreclose upon the property or the loan, appoint a receiver or obtain an assignment of rents and leases or pursue other remedies, all with a consequent loss of revenues and asset value to us.  Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering our ability to meet the REIT distribution requirements.

Some of our potential losses may not be covered by insurance.

We may not be able to insure our properties against losses of a catastrophic nature, such as terrorist acts, earthquakes and floods, because such losses are uninsurable or are not economically insurable.  We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance coverage on our investments at a reasonable cost and on suitable terms.  This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost investment and also may result in certain losses being totally uninsured.  Inflation, changes in building codes, zoning or other land use ordinances, environmental considerations, lender imposed restrictions and other factors also might make it not feasible to use insurance proceeds to replace the property after such property has been damaged or destroyed.  Under such circumstances, the insurance proceeds, if any, received by us might not be adequate to restore our economic position with respect to such property.  With respect to our net lease properties, under the lease agreements for such properties, the tenant is required to adequately insure the property, but their failure or inability to have adequate coverage for catastrophic losses may adversely affect our economic position with respect to such property.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unanticipated expenditures that adversely affect our ability to pay dividends.

All of our properties are required to comply with the Americans with Disabilities Act, or the ADA.  The ADA has separate compliance requirements for "public accommodations" and "commercial facilities," but generally requires that buildings be made accessible to people with disabilities.  Compliance with the ADA requirements could require, for example, removal of access barriers and non-compliance could result in imposition of fines by the U.S.  Government or an award of damages to private litigants, or both.  Although we believe that our properties are in compliance with the ADA, it is possible that we may incur additional expenditures which, if substantial, could adversely affect our results of operations, our financial condition and our ability to pay dividends to you.

In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by local, state and federal governmental agencies and bodies and become applicable to our properties.  We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have an adverse affect on our ability to pay dividends to you.  Additionally, failure to comply with any of these requirements could result in the imposition of fines by such governmental authorities or awards of damages to private litigants, or both.  While we intend to acquire only properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements could change or new requirements could be imposed which would require significant unanticipated expenditures by us and could have an adverse affect on our cash flow and ability to pay dividends.

We may incur costs to comply with environmental laws.

The obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, may adversely affect our operating costs.  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on or under the property.  Environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances and whether or not such substances originated from the property.  In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect our ability to borrow by using such property as collateral.  We maintain insurance related to potential environmental issues on our currently non-net leased properties which may not be adequate to cover all possible contingencies.

Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs") into the environment.  In addition, third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to released ACMs or other hazardous materials.  Environmental laws may also impose restrictions on the use or transfer of property, and these restrictions may require expenditures and/or affect the value of such property.  In connection with the ownership and operation of any of our properties, we and the lessees of these properties may be liable for any such environmental costs.  The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our ability to pay amounts due on indebtedness and dividends to our shareholders.  This risk is mitigated for our net lease properties as the lease agreements for those properties require the tenant to comply with all environmental laws and indemnify us for any loss relating to environmental liabilities, which may be affected by the financial ability of the tenant to discharge its responsibility.  We have no reason to believe that any environmental contamination or violation of any applicable law, statute, regulation or ordinance governing hazardous or toxic substances has occurred or is occurring, except for the property located in Jacksonville, Florida, previously net leased to Winn-Dixie.  Given the nature of the contamination at the Jacksonville property and the fact that a substantial portion of the costs associated with the remediation are covered by a state sponsored plan, we do not believe the costs to be borne by us will be material.  Prior to undertaking major transactions, we hire independent environmental experts to review specific properties.  Our advisor also endeavors to protect us from acquiring contaminated properties or properties with significant compliance problems by obtaining site assessments and property reports at the time of acquisition when it deems such investigations to be appropriate.  There is no guarantee, however, that these measures will successfully insulate us from all such liabilities.

Risks Relating to our Loan Assets and Loan Securities

We invest in loan assets and loan securities both directly and indirectly through Concord.  All references in this “Risks Relating to our Loan Assets” section to we, us or the like shall, except as expressly provided otherwise, include us and Concord.

The mortgage loans we invest in are subject to delinquency, foreclosure and loss.

We seek to make commercial mortgage loans directly and indirectly that are secured by income producing property.  These loans are subject to risks of delinquency and foreclosure as well as risk associated with the capital markets.  The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower.  If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired.  Net operating income of an income-producing property can be affected by, among other things: tenant mix; success of tenant businesses; property management decisions; property location and condition; competition from comparable types of properties; changes in laws that adversely affect operating expense such as increases in real estate tax rates or limit rents that may be charged; the need to address environmental contamination at the property; the occurrence of any uninsured casualty at the property; changes in national, regional or local economic conditions and/or specific industry segments; declines in regional or local real estate values; declines in regional or local rental or occupancy rates; increases in interest rates and other operating expenses; changes in governmental rules, regulations and fiscal policies, including environmental legislation; acts of God; terrorism; social unrest; and civil disturbances.

In the event of a default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral, including the overall financial condition of the tenant, and the principal and accrued interest of the mortgage loan, which could have a material adverse affect on our cash flow from operations.  In the event of the bankruptcy of a mortgage loan borrower, the loan will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.  Foreclosure of a mortgage loan can be an expensive and lengthy process which could negatively affect our return on the foreclosed mortgage loan.

The subordinate loan assets we invest in may be subject to risks relating to the structure and terms of the transactions, and there may not be sufficient funds or assets remaining to satisfy our subordinate notes, which may result in losses to us.

We invest in loan assets that are subordinate in payment and collateral to more senior loans.  If a borrower defaults or declares bankruptcy, after the more senior obligations are satisfied, there may not be sufficient funds or assets remaining to satisfy our subordinate notes.  Because each transaction is privately negotiated, subordinate loan assets can vary in their structural characteristics and lender rights.  Our rights to control the default or bankruptcy process following a default will vary from transaction to transaction.  The subordinate loan assets that we invest in may not give us the right to demand foreclosure as a subordinate debtholder.  Furthermore, the presence of intercreditor agreements may limit our ability to amend the loan documents, assign the loans, accept prepayments, exercise remedies and control decisions made in bankruptcy proceedings relating to borrowers.  Bankruptcy and borrower litigation can significantly increase the time needed for us to acquire possession of underlying collateral in the event of default, during which time the collateral may decline in value.  In addition, there are significant costs and delays associated with the foreclosure process.

We invest in subordinate mortgage-backed securities which are subject to a greater risk of loss than senior securities.  We may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.

We invest in a variety of subordinate loan securities and sometimes hold a "first loss" subordinate holder position.  The ability of a borrower to make payments on the loan underlying these securities is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower since the underlying loans are generally non-recourse in nature.  In the event of default and the exhaustion of any equity support, reserve funds, letters of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities purchased.

Expenses of enforcing the underlying mortgage loans (including litigation expenses), expenses of protecting the properties securing the mortgage loans and the liens on the mortgaged properties, and, if such expenses are advanced by the servicer of the mortgage loans, interest on such advances will also be allocated to such "first loss" securities prior to allocation to more senior classes of securities issued in the securitization.  Prior to the reduction of distributions to more senior securities, distributions to the "first loss" securities may also be reduced by payment of compensation to any servicer engaged to enforce a defaulted mortgage loan.  Such expenses and servicing compensation may be substantial and consequently, in the event of a default or loss on one or more mortgage loans contained in a securitization, we may not recover our investment.

If credit spreads widen, the value of Concord’s assets may suffer.

The value of Concord’s loan securities is dependent upon the yield demanded on these loan securities by the market based on the underlying credit.  A large supply of these loan securities combined with reduced demand will generally cause the market to require a higher yield on these loan securities, resulting in a higher, or "wider," spread over the benchmark rate of such loan securities.  Under such conditions, the value of loan securities in our portfolio would tend to decline.  Such changes in the market value of our portfolio may adversely affect our net equity through their impact on unrealized gains or losses on available-for-sale loan securities, and therefore our cash flow since we would be unable to realize gains through sale of such loan securities.  Also, they could adversely affect our ability to borrow and access capital.

Although Concord acquires its loan assets with the intent to hold them to maturity, the current value of its investments in mortgage loans, mezzanine loans and participation interests in mortgage and mezzanine loans could be affected by changes in credit spreads.  The majority of the loans we invest in are floating rate loans whose value is based on a market credit spread to LIBOR.  The value of the loans is dependent upon the yield demanded by the market based on their credit.  The value of our portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate.  Any credit or spread losses incurred with respect to our loan portfolio would affect us in the same way as similar losses on our loan securities portfolio as described above.

Concord prices its assets based on its assumptions about future credit spreads for financing of those assets.  Concord has obtained, and may obtain in the future, longer term financing for its assets using structured financing techniques such as CDOs.  Such issuances entail interest rates set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps or LIBOR.  If the spread that investors are paying on structured finance vehicles over the benchmark widens and the rates Concord charges on its securitized assets are not increased accordingly, this may reduce Concord’s income or cause losses.

Prepayments can increase, adversely affecting yields on our investments.

The value of our assets may be affected by an increase in the rate of prepayments on the loans underlying our loan assets and loan securities.  The rate of prepayment on loans is influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control and consequently such prepayment rates cannot be predicted with certainty.  In periods of declining real estate loan interest rates, prepayments of real estate loans generally increase.  If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the loans that were prepaid.  Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

Concord may not be able to issue CDO securities, which may require Concord to seek more costly financing for its real estate loan assets or to liquidate assets.

Concord has and may continue to seek to finance its loan assets on a long-term basis through the issuance of CDOs.  Prior to a new investment grade CDO issuance, there is a period during which real estate loan assets are identified and acquired for inclusion in a CDO, known as the repurchase facility accumulation period.  During this period, Concord authorizes the acquisition of loan assets and loan securities under one or more repurchase facilities from repurchase counterparties.  The repurchase counterparties then purchase the loan assets and loan securities and hold them for later repurchase by Concord.  As a result, Concord is subject to the risk that it will not be able to acquire, during the period that its repurchase facilities are available, a sufficient amount of loan assets and loan securities to support the execution of an investment grade CDO issuance.  In addition, conditions in the capital markets may make it difficult, if not impossible, for Concord to pursue a CDO when it does have a sufficient pool of collateral.  If Concord is unable to issue a CDO to finance these assets or if doing so is not economical, Concord may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing its purchase commitment.

Concord’s repurchase  facilities and its CDO financing agreements may limit its ability to make investments.

In order for Concord to borrow money to make investments under its repurchase facilities, its repurchase counterparties have the right to review the potential investment for which Concord is seeking financing.  Concord may be unable to obtain the consent of its repurchase counterparties to make certain investments in which case Concord may be unable to obtain alternate financing for that investment.  Concord’s repurchase counterparties’ consent rights with respect to its repurchase facility may limit Concord’s ability to execute its business strategy.

The repurchase agreements that Concord uses to finance its investments may require it to provide additional collateral.

If the market value of the loan assets and loan securities pledged or sold by Concord to repurchase counterparties decline in value, which decline is determined, in most cases, by the repurchase counterparties, Concord may be required by the repurchase counterparties to provide additional collateral or pay down a portion of the funds advanced.  Concord may not have the funds available to pay down its debt, which could result in defaults.  Posting additional collateral to support its repurchase facilities will reduce Concord’s liquidity and limit its ability to leverage its assets.  Because Concord’s obligations under its repurchase facilities are recourse to Concord, if Concord does not have sufficient liquidity to meet such requirements, it would likely result in a rapid deterioration of Concord’s financial condition and solvency and adversely affect our investment in Concord.

Concord’s future investment grade CDOs, if any, will be collateralized with loan assets and loan securities that are similar to those collateralizing its existing investment grade CDO, and any adverse market trends are likely to adversely affect Concord’s CDO and the issuance of future CDOs.

Concord’s existing investment grade CDO is collateralized by fixed and floating rate, loan assets and loan securities, and we expect that future issuances, if any, will be backed by similar loan assets and loan securities.  Any adverse market trends that affect the value of these types of loan assets and loan securities will adversely affect the value of Concord’s interests in the CDOs and, accordingly, our investment in Concord.  Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of loan assets, loan securities, or changes in federal income tax laws that could affect the performance of debt issued by REITs.

The recent capital market crisis has made financings through CDOs difficult.

The recent events in the subprime mortgage market have impacted Concord’s ability to consummate a second CDO.  Although Concord holds only one bond of $11,500,000 which has minimal exposure to subprime residential mortgages, conditions in the financial capital markets have made issuances of CDOs at this time less attractive to investors.  If Concord is unable to issue future CDOs to finance its assets, Concord will be required to hold its loan assets under its existing repurchase facilities longer than originally anticipated or seek other forms of potentially less attractive financing.  The inability to issue future CDOs at accretive rates may have a negative impact on Concord’s cash flow and anticipated return.

Concord may not be able to access financing sources on favorable terms, or at all, which could adversely affect its ability to execute its business plan and its ability to make distributions.

Concord seeks to finance its loan assets and loan securities over the long-term through a variety of means, including repurchase agreements, credit facilities, CDOs and other structured financings.  Concord may also seek to finance its investments through the issuance of common or preferred equity interests in Concord.  Concord’s ability to execute this strategy depends on various conditions in the financial markets which are beyond its control.  If these markets are not an efficient source of long-term financing for Concord’s loan assets and loan securities, Concord will have to find alternative forms of long-term financing for its loan assets and loan securities.  This could subject Concord to more expensive financing arrangements which would require a larger portion of its cash flow, thereby reducing cash available for distribution to its members and funds available for operations as well as for future business opportunities.

Credit ratings assigned to Concord’s investments are subject to ongoing evaluations and we cannot be sure that the ratings currently assigned to Concord’s investments will not be downgraded.

Some of Concord’s investments are rated by the major rating agencies.  The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant.  If rating agencies assign a lower rating or reduce, or indicate that they may reduce, their ratings of Concord’s investments, the market value of those investments could significantly decline, which could have an adverse affect on Concord’s financial condition.

Concord may make investments in assets with lower credit quality, which will increase our risk of losses.

Concord may make investments in unrated loan securities or participate in unrated or distressed mortgage loans.  An economic downturn, for example, could cause a decline in the market price of lower credit quality investments and securities because the ability of obligors of mortgages, including mortgages underlying mortgage-backed securities, to make principal and interest payments might become impaired.

The use of CDO financings with coverage tests may have a negative impact on Concord’s operating results and cash flows.

Concord’s current CDO contains, and it is likely that future CDOs, if any, will contain coverage tests, including over-collateralization tests, which are used primarily to determine whether and to what extent principal and interest proceeds on the underlying collateral debt securities and other assets may be used to pay principal and interest on the subordinate classes of bonds in the CDO.  In the event the coverage tests are not met, distributions otherwise payable to Concord may be re-directed to pay principal on the bond classes senior to Concord’s.  Therefore, Concord’s failure to satisfy the coverage tests could adversely affect Concord’s operating results and cash flows.

Certain coverage tests which may be applicable to Concord’s interest in its CDOs (based on delinquency levels or other criteria) may also restrict Concord’s ability to receive net income from assets pledged to secure the CDOs.  If Concord’s assets fail to perform as anticipated, Concord’s over-collateralization or other credit enhancement expense associated with its CDOs will increase.  There can be no assurance of completing negotiations with the rating agencies or other key transaction parties on any future CDOs, as to what will be the actual terms of the delinquency tests, over-collateralization, cash flow release mechanisms or other significant factors regarding the calculation of net income to Concord.  Failure to obtain favorable terms with regard to these matters may materially reduce the net income to Concord.

Risks Relating to our REIT Equity Interests

Our investments in REIT equity interests are subject to specific risks relating to the particular REIT issuer of the securities and to the general risks of investing in equity interests of REITs.

Our investments in REIT equity interests involve special risks.  REITs generally are required to substantially invest in real estate or real estate-related assets and are subject to the inherent risks described above including:  (i) risks generally incident to interests in real property; (ii) risks associated with the failure to maintain REIT qualification; and (iii) risks that may be presented by the type and use of a particular commercial property.

Risks Relating to Our Management

Ability of our advisor to operate properties directly affects our financial condition.

The ultimate value of our assets and the results of our operations will depend on the ability of our advisor to operate our properties and manage our other investments in a manner sufficient to maintain or increase revenues and control our operating and other expenses in order to generate sufficient revenues to pay amounts due on our indebtedness and to pay dividends to our shareholders.

We are dependent on our advisor and the loss of our advisor’s key personnel could harm our operations and adversely affect the value of our shares.

We have no paid employees.  Our officers are employees of our advisor.  We have no separate facilities and are completely reliant on our advisor, which has significant discretion as to the implementation of our strategies and operating policies.  We are subject to the risk that our advisor will terminate its advisory agreement and that no suitable replacement will be found to manage us.  Furthermore, we are dependent on the efforts, diligence, skill, network of business contacts and close supervision of all aspects of our business by our advisor and, in particular, Michael Ashner, chairman of our board of trustees and our chief executive officer, and Peter Braverman, our president, as well as our other executive officers.  While we believe that we could find replacements for these key personnel, the loss of their services could harm our operations and adversely affect the value of our shares.

There are conflicts of interest in our relationship with our advisor.

Our chairman and chief executive officer and each of our executive officers also serve as officers of our advisor.  Our base management and incentive fee compensation agreements with our advisor were negotiated as part of an overall transaction in which an affiliate of our advisor acquired control of us.  Accordingly, the terms of the advisory agreement, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

The incentive fee payable to our advisors may be substantial.

Pursuant to the terms of the advisory agreement, at such time, if at all, as we have paid aggregate dividends to our holders of our common shares in excess of a threshold amount ($349,653,000 at December 31, 2007), our advisor will be entitled to receive 20% of subsequent dividends paid to holders of our common shares.  If we were to liquidate or sell all or a substantial portion of our assets at December 31, 2007, based upon a per share price equal to the closing price on the last day of the year ($5.29 per share at December 31, 2007), the amount payable to our advisor as incentive fee compensation would be approximately $23,310,000.  Although the foregoing calculation of the incentive fee is based on the closing price of our common shares on the last day of the year, if the advisory agreement were terminated, the actual incentive fee payable would be based on an appraised valuation or the liquidation proceeds received for our assets, which may be substantially in excess of the amount calculated based on the market price of our common shares.  At such time as shareholders’ equity in our financial statements exceeds the threshold amount, we will record a liability equal to approximately 20% of the difference between shareholders’ equity and the threshold amount in accordance with GAAP.

Termination of the Advisory Agreement may be costly.

Termination of the advisory agreement either by us or our advisor may be costly.  Upon termination of the advisory agreement, our advisor is entitled to a termination fee equal to the incentive fee based on an appraised valuation of our assets assuming we were then liquidated.  The amount payable on termination of the advisory agreement could be substantial which may have a negative affect on the price of our common shares.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

Any statements included in this prospectus, including any statements in the document that are incorporated by reference herein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions.  Forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized.  Forward-looking statements include statements with respect to:

•	the declaration or payment of distributions by us;

•	the ownership, management and operation of properties;

•	potential acquisitions or dispositions of our properties, assets or other businesses;

•	our policies regarding investments, acquisitions, dispositions, financings and other matters;

•	our qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended;

•	the real estate industry and real estate markets in general;

•	the availability of debt and equity financing;

•	interest rates;

•	general economic conditions;

•	supply of real estate investment opportunities and demand;

•	trends affecting us or our assets;

•	the effect of acquisitions or dispositions on capitalization and financial flexibility;

•
the anticipated performance of our assets and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing; and

•	our ability, and that of our assets and acquired properties and businesses to grow.

You are cautioned that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of various factors.  The information contained or incorporated by reference in this prospectus and any amendment hereof, including, without limitation, the information set forth in “RISK FACTORS” or in any risk factors in documents that are incorporated by reference in this prospectus, identifies important factors that could cause such differences.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances.

USE OF PROCEEDS

The maximum proceeds to us from the sale of our common shares in this rights offering and pursuant to the standby commitments are estimated to be approximately $_____ million before deducting the $_______ fee that we anticipate paying to certain of the standby purchasers and offering expenses allocable to and payable by us.

We intend to use the net proceeds of the rights offering for general corporate purposes, including the acquisition of additional investments and/or contributions to our existing joint ventures.

CAPITALIZATION

The following table shows our capitalization as of December 31, 2007 on a historical basis (in thousands).  The table also includes our capitalization on a pro forma basis reflecting the partial conversion of our Series B-1 Cumulative Convertible Redeemable Preferred Shares, the satisfaction of obligations under repurchase agreements and the issuance of common shares pursuant to our dividend reinvestment and stock purchase plan and assumes the completion of a fully-subscribed rights offering.

	Historical as reported	Rights Offering (1)			Pro Forma Adjustments		Pro Forma

Mortgage loans payable	$236,925							236,925
Repurchase agreements	75,175				(75,175	) (2)
Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest, $25 per share liquidating preference, 3,930,657 shares authorized and outstanding	98,266				(4,000	) (3)		94,266
Minority interest	9,978							9,978

SHAREHOLDERS’ EQUITY

Common Shares of Beneficial Interest, $1 par unlimited authorized, 66,291,837 outstanding	66,292		8,845		1,211	(3)(4)		76,348
Additional paid-in capital	358,145		[	]	4,420	(3)(4)		[	]
Accumulated other comprehensive income (loss)	(8,090)							(8,090)
Accumulated distributions in excess of net income	(124,553)							(124,553)
Total Shareholders’ Equity	291,794		[	]	5,631			[	]
Total capitalization	$712,138	$	[	]	$(73,544)		$	[	]

_________________
(1)
Based upon 8,845,036 common shares issued pursuant to this rights offering at a subscription price of $____ less a $_______ fee that we anticipate paying to certain of the standby purchasers and approximately $300,000 of other expenses related to the rights offering.

(2)	Since January 1, 2008 obligations under these repurchase agreements have been satisfied with proceeds obtained from the sale of mortgage-backed securities.
(3)
Since January 1, 2008 certain holders of our Series B-1 Cumulative Convertible Redeemable Preferred Shares exercised their right to convert 160,000 of those shares.  We issued a total of 888,888 of our common shares to the holders requesting the conversion.

(4)	On January 16, 2008 we issued 321,539 common shares pursuant to our dividend reinvestment and stock purchase plan.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “RISK FACTORS.”

Basic Subscription Rights; Over-Subscription Rights; Limitation on Subscription

Basic Subscription Rights

We are distributing to the holders of record of our common shares and Series B-1 Preferred Shares on April ___, 2008, at no charge, one non-transferable subscription right for every 10 common shares they own (or, in the case of the Series B-1 Preferred Shares, one subscription right for every 10 common shares issuable upon conversion).  The subscription rights will be evidenced by rights certificates. Each subscription right will entitle the holder to purchase one of our common shares.  You are not required to exercise any or all of your subscription rights.

If, pursuant to your exercise of your subscription rights, the number of common shares you are entitled to receive would result in your receipt of fractional shares, the aggregate number of shares issued to you will be rounded down to the nearest whole number.

Over-Subscription Rights

Holders of rights who exercise their basic subscription rights in full will have over-subscription rights, subject to the availability of shares following exercise of the basic subscription rights.  The over- subscription rights entitle such rights holders to purchase, also at $____ per share, the shares remaining available, if any, after exercise of the basic subscription rights by the other rights holders.  If there are not enough common shares to satisfy all subscriptions made under the over-subscription rights, we will allocate the remaining common shares pro rata, among those over-subscribing rights holders. “Pro rata” means in proportion to the number of common shares that over-subscribers have purchased by exercising their basic subscription rights. If there is a pro rata allocation of the remaining common shares and you receive an allocation of a greater number of shares than you subscribed for under your over-subscription rights, then we will allocate to you only the number of shares for which you subscribed.  Any remaining shares will then be allocated among holders who over-subscribed for more than their pro rata portion of the over-subscription shares in the same manner until all over-subscription shares have been allocated.

Limitation on Subscription

To help maintain our status as a real estate investment trust (REIT), our by-laws restrict beneficial and constructive ownership of common shares by any person or group of persons acting collectively to 9.8% of our outstanding common shares. “DESCRIPTION OF CAPITAL STOCK -- Common Shares -- Restriction on Size of Holdings.”

If you only exercise your basic subscription rights, your percentage ownership interest in us on a fully diluted basis giving effect to the conversion of our Series B-1 Preferred Shares will neither increase nor decrease.  However, if you are allocated common shares through the exercise of your over-subscription rights, your percentage ownership will increase.  If you fail to exercise all or a portion of your subscription rights, your ownership percentage in us will decrease.  We intend to grant waivers from our 9.8% limitation to any holder that exceeds the limit as a result of its exercise of over-subscription rights and requests a waiver from us by checking the “9.8% Waiver Request” box on the rights certificate, provided such holder enters into an ownership limitation waiver agreement in a form that is reasonably satisfactory to us.  Ownership waiver agreements are designed to ensure that we preserve our status as a REIT.  For example, such agreements will not permit a holder’s ownership of our outstanding common shares in excess of the 9.8% limitation to cause us to become “closely held” in violation of one of the requirements for REIT status. In order for us to qualify as a REIT under the Code, not more than 50% (by value) of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities).

The 9.8% limit for a person is computed based on the outstanding common shares, including any common shares issuable to that person upon conversion of preferred shares.  For purposes of determining whether you will need to request a waiver from us, you should assume that a waiver will be required if you would own more than 6,600,000 common shares.

If an ownership waiver cannot be granted, any rights exercised by a holder and any common shares subscribed for by that holder through the exercise of its over-subscription rights that would cause it to go over the 9.8% ownership limit will not be considered exercised or subscribed for by that holder. The total subscription price paid by a holder for rights that are not considered exercised and for common shares not considered subscribed for will be returned to that holder, without interest, as soon as practicable after completion of this offering.

If a holder that is not granted a waiver subscribes for and, inadvertently or otherwise, is issued a number of common shares that causes that holder to go over the 9.8% ownership limit, the number of common shares in excess of the 9.8% ownership limit will be “Excess Securities” under our by-laws and therefore will not, in the hands of that holder, have dividend, voting and other rights or be considered outstanding for quorum, voting and other purposes. See “DESCRIPTION OF CAPITAL STOCK - Common Shares - Restriction on Size of Holdings.”

Certain of the holders of our Series B-1 Preferred Shares were granted exemptions to the 9.8% ownership limit at the time they purchased their Series B-1 Shares. See “DESCRIPTION OF CAPITAL STOCK - Common Shares - Restriction on Size of Holdings.”  The terms of these exemptions permit such holders to exercise their basic subscription rights in full. We intend to grant further waivers to these holders upon execution of satisfactory ownership waiver agreements, to the extent such holders exercise their over-subscription rights, provided that doing so does not jeopardize our REIT status.

Commitments of Executive Officers

All of our executive officers have agreed to fully exercise the 1,116,283 basic subscription rights that they will be receiving with respect to common shares beneficially owned by them.

Standby Commitments

We anticipate that we will enter into an agreement with FUR Investors, LLC and Fairholme Capital Management, L.L.C. on behalf of its affiliated funds, and Fairholme Associates L.P., Fairholme Partners L.P., Fairholme Ventures II LLC and Fairholme Holdings Ltd., who we refer to as FUR Investors and Fairholme, respectively.  We expect that the agreement will provide for FUR Investors and Fairholme to purchase, subject to certain conditions, all unsubscribed common shares.  Both FUR Investors and Fairholme are existing shareholders.  FUR Investors is partially owned and controlled by our executive officers and Fairholme is affiliated with Bruce R. Berkowitz, our former trustee.

The following is a description of the agreement that we expect to enter into with the standby purchasers and does not purport to be complete.  A copy of the form of agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The standby purchasers and their affiliates collectively beneficially own 15,643,307 common shares, including 2,222,222 common shares issuable upon conversion of our Series B-1 Preferred Shares.  We anticipate that the standby purchasers and their affiliates will agree to exercise their 1,564,330 basic subscription rights with respect to these shares.

Aside from basic subscription rights, we anticipate that the agreement will provide for the standby purchasers to purchase all unsubscribed common shares.  The first 5,800,000 of unsubscribed common shares would be purchased 75% or 4,350,000 shares by Fairholme and 25% or 1,450,000 shares by FUR Investors.  Any shares in excess of 5,800,000 unsubscribed common shares would be purchased solely by FUR Investors.  If all of the shares being offered in the rights offering are acquired by the standby purchasers, it is expected that FUR Investors and our executive officers would hold an aggregate of 15,209,822 shares representing 19.9% of our then outstanding common shares (15.6% on a fully-diluted basis) and Fairholme would hold an aggregate of 9,278,521 shares (assuming conversion of their 400,000 Series B-1 Preferred Shares) representing 11.8% of our then outstanding common shares (9.5% on a fully-diluted basis).

We anticipate that the obligation of the standby purchasers will be subject to the following conditions:

•
no preliminary or permanent injunction or other order by any governmental authority which prevents the consummation of the rights offering or the standby commitments shall have been issued and remain in effect;

•	no statute, rule, regulation or other law shall have been enacted by any governmental authority which would prevent or make illegal the consummation of the rights offering or the standby commitments;

•
any consents, filings and approvals that are necessary for the consummation of the rights offering or the standby commitments shall have been made or obtained except where our failure to obtain such consents, filings and approvals would not have a Material Adverse Effect on our ability to perform our obligations under the agreement;

•
a Material Adverse Effect is defined as any material adverse change, event, circumstance or development that is materially adverse to the operations, business, condition (financial or otherwise) or results of operations of us and our subsidiaries, taken as a whole, or any event that would reasonably be expected to prevent the consummation of the rights offering or the standby commitments;

•	a Material Adverse Effect does not include any such changes or effects resulting, directly or indirectly, from

o	the consummation of the transactions contemplated by or pursuant to, the standby purchase agreement or the rights offering;

o	changes in generally accepted accounting principles;

o
changes that are the result of economic factors affecting the national economy, except to the extent that such changes have a materially disproportionate effect on us and our subsidiaries, taken as a whole, relative to other similarly situated participants in the industries or markets in which they operate; or

o
a decline in the price of our common stock on The New York Stock Exchange (although the facts and circumstances giving rise to such a decline may be deemed to constitute and shall be taken into account in determining whether there has been a Material Adverse Effect);

•
we have performed and complied in all material respects with the covenants and agreements contained in the standby purchase agreement which are required to be performed and complied with by us on or prior to the closing date of the standby commitments;

•	from the date of the standby purchase agreement through the closing of the standby commitments, there shall not have occurred and be continuing any Material Adverse Effect;

•	we have approved an ownership waiver with respect to ownership limitations included in our bylaws and executed and delivered ownership waiver agreements;

•	we shall have obtained approval for listing the common shares to be purchased by the standby purchasers pursuant to the standby commitments on the New York Stock Exchange, subject to issuance.

We also anticipate that the standby purchase agreement will provide for indemnification of the standby purchasers against certain liabilities.

We anticipate that the standby commitments will expire on June 30, 2008.  If the standby commitments are terminated for any reason, we will give all shareholders the right to revoke their prior exercise of subscription rights.

We anticipate that we will pay Fairholme a $_______ fee, which is equal to 3% of the subscription price of the maximum number of shares that may be purchased by Fairholme under its standby commitment.  The fee will be payable on the closing of the standby commitment or the termination by the standby purchasers of their commitment by reason of our having breached our obligations under the agreement.  No fee will be payable to FUR Investors.

Subscription Price

The subscription price for an exercised subscription right is $____ per share.

Determination of Subscription Price

Our board of trustees set all of the terms and conditions of the rights offering.  The board of trustees makes no recommendation to you about whether you should exercise any of your subscription rights. The board of trustees considered the following factors in establishing the subscription price:

•	strategic alternatives for capital raising;

•	the anticipated financial effect of the rights offering;

•	the recent market price of our common shares;

•	the pricing of similar transactions;

•	how to incentivize participation in the rights offering;

•	our business prospects; and

•	general conditions in the securities markets.

In connection with the offering, management prepared for our board of trustees a confidential internal estimate of our per share net asset value applying a number of different methodologies and assumptions on a asset by asset basis.  These estimates were $5.43 per share (after taking into account our advisor’s incentive fee) using assumptions and methodologies which reflected management’s views as to current market conditions and $4.27 per share (after again taking into account our advisor’s incentive fee) based on significantly more conservative assumptions and methodologies.  These are only estimated values which reflect a variety of internal assumptions and methodologies, a change in any one of which would result in higher or lower values.  Management did not seek to obtain the opinion of financial advisors or investment bankers in preparing the estimates.

The $____ per share subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, the future market value of our common shares, or any other established criteria for value.  There can be no assurance that you will be able to sell shares purchased in this offering at a price equal to or greater than the $____ per share subscription price.  On April ___, 2008, the closing price of a common share on the NYSE was $_____.  No change will be made to the cash subscription price by reason of changes in the trading price of our common shares prior to the closing of the rights offering.

We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering.  You should not consider the subscription price as an indication of the value of us or our common shares.  See “RISK FACTORS.”

Expiration Date, Extensions and Termination

We will keep the rights offering open until May 12, 2008.  You may exercise your subscription right at any time at or before 5:00 p.m., New York City time, on May 12, 2008, the expiration date for the rights offering.  However, we may extend the offering period for exercising your subscription rights from time to time in our sole discretion, with such extension not to exceed 30 business days.  If you do not exercise your subscription rights before the expiration of the rights offering, your unexercised subscription rights will be null and void.  We will not be obligated to honor your exercise of subscription rights if the Subscription Agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

We may, as mentioned above, extend the expiration of the rights offering from time to time by giving oral or written notice to the Subscription Agent on or before the scheduled expiration of the rights offering, for a period not to exceed 30 business days.  If we elect to extend the completion of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration of the rights offering.

We may unilaterally terminate or withdraw the rights offering until the expiration of the rights offering.  See “Withdrawal and Amendment” below.

Reasons for the Rights Offering

In approving the rights offering, our board of trustees carefully evaluated our need for financial flexibility and additional capital. The board also considered alternative capital raising methods that are available to us, some of which have also recently been employed by us, including, among other things, the costs and expenses associated with such methods. In conducting its analysis, the board of trustees also considered the effect on the ownership percentage of the current holders of our common shares caused by the rights offering, the pro-rata nature of a rights offering to our shareholders, the market price of our common shares and general conditions of the securities markets.

After weighing the factors discussed above and the effect of the rights offering of generating approximately $_____ million, before expenses, in additional capital for us, we determined to initiate this rights offering.  As described in “USE OF PROCEEDS,” the proceeds of the rights offering are intended to be used for general corporate purposes including the acquisition of additional investments and/or contributions to our existing joint ventures.

Non-transferability of the Subscription Rights

Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

Notwithstanding the foregoing, your subscription rights may be transferred by operation of law; for example, a transfer of subscription rights to the estate of the recipient upon the death of the recipient would be permitted.  If the subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration of the rights offering.

Withdrawal and Amendment

We reserve the right to withdraw or terminate this rights offering at any time for any reason until the expiration of the rights offering. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by shareholders will be returned. Interest will not be payable on any returned funds.

We reserve the right to amend the terms of this rights offering.  If we make an amendment that we consider significant, we will:

•	mail notice of the amendment to all shareholders of record as of the record date; and

•	if necessary, extend the expiration of the rights offering at least 10 days following the date of such amendment.

The extension of the expiration of the rights offering will not, in and of itself, be treated as a significant amendment for these purposes.

You may exercise your subscription rights by delivering the following to the Subscription Agent, at or prior to 5:00 p.m., New York City time, on May 12, 2008, the date on which the subscription rights expire:

•	your properly completed and executed rights certificate with any required supplemental documentation; and

•	your full subscription price payment for each share subscribed for under your basic subscription rights.

Certificates for Common Shares

As soon as practicable after the expiration of the rights offering, the Subscription Agent will mail to each exercising subscription rights holder of record that has validly exercised the basic subscription rights a certificate representing common shares purchased pursuant to the basic subscription rights.  The Subscription Agent also will arrange for issuance through DTC of shares subscribed for by or through DTC participants.  Certificates representing the over-subscription shares will be delivered as soon as practicable after the expiration of the subscription period so that we may make such pro-rations as may be necessary in the event the over-subscription requests exceed the number of remaining available shares in the rights offering.

How to Exercise Your Rights

Rights holders may subscribe to purchase shares by:

•	completing and signing the rights certificate which accompanies this prospectus;

•	mailing or delivering the rights certificate to National City Bank, the Subscription Agent, at the appropriate address in the table below; and

•	sending with your rights certificate the required payment for the exercise of your basic subscription rights.

For your convenience, a self-addressed envelope is enclosed with this Prospectus which you may use if you return the rights certificate and payment by mail.

You should carefully read and follow those instructions. In order for a subscription to be accepted, the Subscription Agent must receive either the rights certificate or the notice of guaranteed delivery described below and payment for the shares (including clearance of personal checks used for payment) before the expiration of the subscription period.

Rights holders are not required to pay for the shares subscribed for under the over-subscription rights when they return the subscription certificate or notice of guaranteed delivery. In order to exercise their over-subscription rights, they must exercise in full their basic rights and indicate on the rights certificate the amount of the over-subscription rights the holder wishes to exercise.  Within five business days after the expiration of the subscription period, we will make such pro-rations as may be necessary to the over-subscription requests and notify each over-subscribing rights holder as to how many additional shares so subscribed for under the over-subscription rights, if any, have been allocated to such holder.  The over-subscribing rights holder will then be obligated to pay for such over-subscription shares in full within five business days after such notification.

You should make checks payable to: National City Bank, the Subscription Agent for this rights offering. You should mail or deliver checks and completed rights subscription certificates to the Subscription Agent at:

If by mail:	If by registered, certified, or express mail, overnight delivery or in person:

National City Bank	National City Bank
Corporate Actions Processing Center	Corporate Actions Processing
P.O. Box 859208	Center
Braintree, MA 02185-9208	161 Bay Street Drive
Braintree, MA 02184

The Subscription Agent’s facsimile number for eligible institutions only is (781) 380-3388. The telephone number for confirmation of receipt of facsimiles is (781) 843-1833, extension 209.

Any rights holder who has not submitted a properly completed rights certificate (or notice of guaranteed delivery) along with payment of the basic subscription price (including clearance of personal checks used for payment) to the Subscription Agent by 5:00 p.m., New York City time, on May 12, 2008, unless such subscription period is extended by us, shall forfeit all rights to subscribe in the rights offering.

Funds paid by uncertified personal checks may take at least five business days to clear and such checks must clear by the expiration of the subscription period in order for the required payment to have been made.  Accordingly, if any rights holder wishes to pay the subscription price by means of an uncertified personal check, the rights holder is urged to make payment sufficiently in advance of the expiration of the subscription period to ensure that the payment is received and clears before that time.  Rights holders are also urged to consider, any alternative payment by means of certified or cashier’s check, money order or wire transfer of funds.

If a rights holder wishes to exercise his or her subscription rights, but there is not sufficient time to deliver the subscription certificate before the time the rights expire, the holder may exercise the rights by delivering payment in full for such holder’s basic subscription right along with the notice of guaranteed delivery in the form included as part of the subscription documents sent with this prospectus on or prior to the expiration date.  The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP.  Notices of guaranteed delivery should be mailed or delivered to the appropriate addresses set forth above.

Acceptance of Subscriptions

We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of basic or over-subscription rights. Our determination of these questions will be final and binding.  In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

Rights certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.  Neither we nor the Subscription Agent has any duty to give notification of any defect or irregularity in connection with the submission of rights certificates or any other required document.  Neither we nor the Subscription Agent will incur any liability for failure to give such notification.

We reserve the right to reject any exercise of basic or over-subscription rights if the exercise does not fully comply with the terms of the rights offering or is not in proper form or if the exercise of rights would be unlawful.

Revocation

Any holder of subscription rights that has exercised its subscription rights may revoke such exercise prior to the expiration date of this offering or if the standby purchasers terminate their standby commitments.  In order to effect such a revocation, a written or facsimile transmission notice of revocation must be received by the Subscription Agent, at its address set forth in this Prospectus, prior to the expiration date or within ____ days after notice has been given as to the termination of the standby commitments.  Any such notice of revocation must (i) specify the name of the person who has exercised the subscription rights being revoked, (ii) identify the rights certificate(s) for which a subscription exercise is being revoked (including the certificate number or numbers and the number of common shares for which such rights certificate(s) may be exercised) and (iii) be signed by the holder in the same manner as the original signature on the rights certificate(s) previously tendered.  All questions as to the validity, form and eligibility (including time of receipt thereof) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties.  Any rights certificate for which a right of exercise has been revoked will be deemed not to have been validly tendered for purposes of this offering and no common shares will be issued with respect thereto unless such rights certificate is validly retendered.  Properly revoked rights certificates may be retendered by following the procedures described above under “How to Exercise Your Rights” at any time prior to the expiration date.

Incomplete Forms; Insufficient Payment

If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of basic subscription rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of basic subscription rights that may be exercised based on the actual payment delivered.  We will return any payment not applied to the purchase of shares under the rights offering procedures to those who made these payments as soon as practicable by mail. Interest will not be payable on amounts refunded.

Notice to Beneficial Holders

If you are a broker, a trustee or a depository for securities who holds common shares for the account of others at the close of business on April 11, 2008, the record date for the rights offering, you should notify the respective beneficial owners of such shares on that date of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights.  You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners.  If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them to the Subscription Agent with the proper payment.  If you hold common shares for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common shares on the record date for the rights offering, provided that, you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” which we will provide to you with your rights offering materials.

Beneficial Owners

If you are a beneficial owner of common shares or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering.  If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. If you hold certificates of our common shares directly and would prefer to have your broker, custodian bank or other nominee exercise your subscription rights, you should contact your nominee and request it to effect the transaction for you.  To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owners Election Form.”  You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate rights certificate, you should contact the nominee as soon as possible and request that a separate rights certificate be issued to you.

Instructions for Completing your Rights Certificate(s)

You should read and follow the instructions accompanying the rights certificate(s) carefully.

If you want to exercise your subscription rights, you should send your rights certificate(s) with your basic subscription price payment to the Subscription Agent at the addresses indicated above.  A self-addressed envelope is provided with this Prospectus which you may use if you send the rights certificate and payment by mail. Do not send your rights certificate(s) or subscription price payment to us.

YOU ARE RESPONSIBLE FOR THE METHOD OF DELIVERY OF YOUR RIGHTS CERTIFICATE(S) WITH YOUR SUBSCRIPTION PRICE PAYMENT TO THE SUBSCRIPTION AGENT.  If you send your rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested.  You should allow a sufficient number of days to ensure delivery to the Subscription Agent prior to the time the rights offering expires.

Regulatory Limitation

We will not be required to issue common shares to you pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Procedures for DTC Participants

If you are a participant in The Depository Trust Company, or DTC, and the shares you own are held through DTC, we expect that your exercise of your basic subscription rights and oversubscription rights may be made through the facilities of DTC.  Payment for each share subscribed for under the basic subscription right must be made at the time the rights are exercised.  You will be obligated to pay for over-subscription shares within five business days after receiving notice from us as to how many (if any) shares have been allocated to you under the over-subscription rights.

Foreign or Other Shareholders Located Outside the United States

Rights certificates will be mailed to rights holders whose addresses are outside the United States or who have an Army Post Office or Fleet Post Office address.  To exercise such subscription rights, you must notify the Subscription Agent, and take all other steps that are necessary to exercise your subscription rights, on or prior to the expiration of the rights offering.  If the procedures set forth in the preceding sentence are not followed prior to the expiration of the rights offering, your subscription rights will expire.

No Board Recommendation

An investment in our common shares must be made according to each investor’s evaluation of its own best interests. Accordingly, our board of trustees is not making any recommendation as to whether you should exercise your subscription rights.  In making the decision to exercise or not exercise your subscription rights, you must consider your own best interests.  You are urged to make your decision based on your own assessment of our business and the rights offering.  Among other things, you should carefully consider the risks that are described under the heading “RISK FACTORS.”

Common Shares Outstanding after the Rights Offering

Upon the issuance of the common shares offered in the rights offering, 76,347,300 shares of common shares will be issued and outstanding.  This would represent an approximate 13.1% increase in the number of common shares on the record date for the rights offering and an approximate 10% increase assuming conversion of all Series B-1 Preferred Shares.

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any of our common shares from rights holders who are residents of those states or other jurisdictions.  We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions.  We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

Fees and Expenses

We will pay all fees charged by the Information Agent and the Subscription Agent.  You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.  Neither we, the Information Agent nor the Subscription Agent will pay such expenses.

Issuance of Share Certificates

Share certificates for shares purchased in this rights offering through the exercise of basic subscription rights will be issued as soon as practicable after the expiration of the rights offering.  Certificates representing the over-subscription shares will be delivered as soon as practicable after the expiration of the subscription period and after we have (1) made such pro-rations as may be necessary in the event the over-subscription requests exceed the number of remaining available shares in the rights offering, (2) notified over-subscribing rights holders as to how many (if any) shares over-subscribed have been allocated to them and (3) received payment for such over-subscription shares from over-subscribing holders.  Our Subscription Agent, National City Bank, will deliver subscription payments to us only after consummation of this rights offering and the issuance of share certificates to our shareholders that exercised rights and the issuance through DTC of shares subscribed for through DTC.

Information Agent

We have appointed MacKenzie Partners, Inc. as Information Agent for the rights offering.  We will pay the fees and certain expenses of the Information Agent, which we estimate will total $10,000.  Under certain circumstances, we may indemnify the Information Agent from certain liabilities that may arise in connection with the rights offering.

Subscription Agent

We have appointed National City Bank as Subscription Agent for the rights offering. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total approximately $37,000.  Under certain circumstances, we may indemnify the Subscription Agent from certain liabilities that may arise in connection with the rights offering.

IMPORTANT

PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL.  DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US.  YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY.  IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.  WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO MAY 12, 2008.  BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus or the Instructions as to the Use of Rights Certificates, you should contact the Information Agent at the following address and telephone number:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email:  proxy@mackenziepartners.com

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain U.S. federal income tax consequences of the rights offering to holders of common shares and Series B-1 Preferred Shares who hold such shares as a capital asset for federal income tax purposes.  This discussion is based on laws, regulations, rulings and decisions in effect on the date of this prospectus, all of which are subject to change (possibly with retroactive effect) and to differing interpretations.  This discussion applies only to holders who are U.S. persons, which is defined as a citizen or resident of the United States, a domestic corporation, any estate the income of which is subject to U.S. federal income taxation regardless of source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in place to be treated as a U.S. person.

This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including holders of options or warrants, holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation. In the case of a holder that is an entity treated as a partnership for U.S. federal income tax purposes, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance.  The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.  Accordingly, we urge each holder of our common shares and Series B-1 Preferred Shares to consult his or its own tax advisor with respect to the particular tax consequences to such holder of the rights offering and the exercise of the subscription rights, including state and local tax consequences.

Holders of Common Shares

The federal income tax consequences to a holder of common shares on the receipt of subscription rights under the rights offering should be as follows:

•	A holder should not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

•
Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering should be zero.  If either (a) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to 15% or greater of the fair market value on such date of the common shares with respect to which the subscription rights are received or (b) the holder irrevocably elects, by attaching a statement to his or its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of the holder’s common shares to the subscription rights, then upon exercise of the subscription rights, the holder’s tax basis in the common shares should be allocated between the common shares and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed.

•
A holder who allows the subscription rights received in the rights offering to expire should not recognize a tax loss, and the tax basis of the common shares owned by such holder with respect to which such subscription rights were distributed should be equal to the tax basis of such common shares immediately before the receipt of the subscription rights in the rights offering.

•	A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

•
The tax basis of the common shares acquired through exercise of the subscription rights should equal the sum of the subscription price for the common shares and the holder’s tax basis, if any, in the subscription rights as described above.

•	The holding period for the common shares acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

Holders of Series B-1 Preferred Shares

The federal income tax consequences to a holder of Series B-1 Preferred Shares on the receipt of subscription rights under the rights offering should be as follows:

•	A holder should be treated as receiving a distribution in an amount equal to the fair market value of the subscription rights that it receives.

•
To the extent that the distribution is made out of our earnings and profits, it will be a taxable dividend to the holder.  If the amount of the distribution received by the holder exceeds the holder’s proportionate share of our earnings and profits, the excess will reduce the holder’s tax basis in the Series B-1 Preferred Shares that it holds, and to the extent that the excess is greater than the holder’s tax basis in its shares, it will be treated as gain from the sale of the Series B-1 Preferred Shares.  If the holder has held the applicable Series B-1 Preferred Shares for more than one (1) year, the gain should be treated as long-term capital gain.

•	A holder’s tax basis in the subscription rights that it receives should equal the fair market value of the subscription rights on the date of the distribution.

•
A holder who allows the subscription rights received in the rights offering to expire generally should recognize a capital loss, the deductibility of which would be subject to applicable tax law limitations.

•	A holder should not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

•
The tax basis of the common shares acquired through exercise of the subscription rights should equal the sum of the subscription price for the common shares and the holder’s tax basis in the subscription rights as described above.

•	The holding period for the common shares acquired through exercise of the subscription rights should begin on the date the subscription rights are exercised.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

Our common shares trade on the NYSE under the symbol “FUR”.

On January 22, 2008, the last day prior to the initial filing of the registration statement relating to the proposed rights offering of which this prospectus forms a part, the closing price of our common shares on the NYSE was $5.33 per share.  On April ___, 2008, the date prior to the date of this Prospectus, the closing price of our common shares on the New York Stock Exchange was $_______ per share.

The following table sets forth the high and low sales prices per common share on the New York Stock Exchange for the quarterly periods indicated:

	High	Low	Dividends Declared

Year Ended December 31, 2006:
First Quarter	$5.75	$5.16
Second Quarter	$6.27	$5.14
Third Quarter	$6.79	$5.86	$0.18 (1)
Fourth Quarter	$6.99	$5.95	$0.12 (2)

Year Ended December 31, 2007:
First Quarter	$6.99	$6.24	$0.06 (3)
Second Quarter	$7.19	$6.32	$0.06 (3)
Third Quarter	$7.30	$4.85	$0.065 (3)
Fourth Quarter	$6.84	$4.88	$0.245 (4)

Year Ended December 31, 2008:	$5.76	$4.12	$0.065 (5)
First Quarter

(1)  Represents a regular dividend of $0.06 per quarter for the first three quarters of 2006.
(2)  Includes a regular dividend of $0.06 and a special dividend of $0.06 on our common shares.
(3)  Represents a regular dividend.
(4)  Includes a regular dividend of $0.065 and a special dividend of $0.18 on our common shares.
(5)  Represents a regular dividend payable April 15, 2008 to shareholders of record as of March 31, 2008.

The approximate  number of holders of record of our common shares as of December 31, 2007 was 1,691.

Dividends

In order to maintain our status as a real estate investment trust (REIT), we generally must pay dividends to our common and preferred shareholders equal to at least 90% of our REIT taxable income each year, excluding taxable income.

DESCRIPTION OF CAPITAL STOCK

Common Shares

The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust and our bylaws, each of which is incorporated by reference into this prospectus.  You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares.  For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 52 of this prospectus and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 53 of this prospectus.

General

We are authorized to issue an unlimited number of common shares. As of April ___, 2008 there were 67,502,264 common shares outstanding.  All our common shares are entitled to participate equally in any distributions thereon declared by us.  Subject to the provisions of our bylaws regarding excess securities and the provisions of our preferred shares described below, each outstanding common share entitles the holder to one vote on all matters voted on by shareholders. Shareholders have no preemptive rights.  The outstanding common shares are fully paid and non-assessable and have equal liquidation rights.  The common shares are fully transferable except that their issuance and transfer may be regulated or restricted by us in order to assure our qualification for taxation as a REIT. See “-- Restriction on Size of Holdings.”  The common shares are not redeemable at our option or at the option of any shareholder. Our board of trustees is generally authorized without shareholder approval to borrow money and issue obligations and equity securities which may or may not be convertible into common shares and warrants, rights or options to purchase common shares; and to issue other securities of any class or classes which may or may not have preferences or restrictions not applicable to our common shares.  The issuance of additional common shares or such conversion rights, warrants or options may have the effect of diluting the interest of shareholders. Annual meetings of the shareholders are held on the second Tuesday of the fourth month following the close of each fiscal year at such place as the trustees may from time to time determine.  Special meetings may be called at any time and place when ordered by a majority of the trustees, or upon written request of the holders of not less than 25% of the outstanding common shares.

Shareholder Liability

Our declaration of trust provides that no shareholder shall be personally liable in connection with our property or affairs, and that all persons shall look solely to our property for satisfaction of claims of any nature arising in connection with our affairs.

Under present Ohio law, no personal liability will attach to our shareholders, but with respect to tort claims, contract claims where liability of shareholders is not expressly negated, claims for taxes and certain statutory liabilities, our shareholders may in some jurisdictions other than the State of Ohio be held personally liable to the extent that such claims are not satisfied by us, in which event the shareholders would, in the absence of negligence or misconduct on their part, be entitled to reimbursement from our general assets.  We carry comprehensive general liability insurance in a form typically available in the marketplace which our trustees consider adequate.  To the extent our assets and insurance would be insufficient to reimburse a shareholder who has been required to pay a claim against us, the shareholder would suffer a loss.  The statements in this paragraph and the previous paragraph also apply to holders of our preferred shares of beneficial interest, although any possible liability of such holders would be further reduced by the greater limitations on their voting power.

Voting Rights

Subject to the provisions of our bylaws regarding restrictions on transfer and ownership of common stock, you will have one vote per share on all matters submitted to a vote of shareholders.  Shareholders are currently granted the right by a majority vote or a supermajority vote, as the case may be, (i) to elect trustees, (ii) to approve or disapprove certain transfers of our assets or mergers involving us, (iii) to approve or disapprove amendments to our declaration of trust, (iv) when removal is proposed by all other trustees, to approve removal of any trustee, (v) to waive the ownership limit (see “Restriction on Size of Holdings,” below) if greater than a majority but less than 70% of the trustees approve such waiver and (vi) to approve our incurrence of indebtedness in excess of 83.33% of the value of our assets.  We have no fixed duration and will continue indefinitely, unless terminated as provided in our declaration of trust.

As described below under “Description of our Preferred Shares”, the holders of our preferred shares have voting rights on various matters.  These include the right of holders of our Series B-1 Shares to elect one trustee and an additional right to elect one-third of the trustees if we fail to comply with specific provisions of the certificate of designations for the Series B-1 Preferred Shares.  We are also required to obtain the approval of preferred shareholders if we seek to take specific actions that are also described below.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is National City Bank.

Restriction on Size of Holdings

Our bylaws restrict beneficial or constructive ownership of our outstanding capital stock by a single person, or persons acting as a group, to 9.8% of our common shares, which limitation assumes that all securities convertible into our common shares owned by such person or group of persons have been converted.  The purpose of these provisions is to protect and preserve our REIT status. For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned by five or fewer individuals (as defined in the Code) at any time during the last half of our taxable year.  The provision permits five persons each to acquire up to a maximum of 9.8% of our common shares, or an aggregate of 49% of the outstanding common shares, and thus, assists our trustees in protecting and preserving REIT status for tax purposes.

Unless the board waives the restrictions or approves a bylaw amendment, common shares owned by a person or group of persons in excess of 9.8% of our outstanding common shares are not entitled to any voting rights; are not considered outstanding for quorum or voting purposes; and are not be entitled to dividends, interest or any other distributions with respect to the securities.  Waivers or bylaw amendments have been granted or approved for (i) FUR Investors LLC which can hold up to 33% or our common and preferred shares, and (ii) certain of the holders of our Series B-1 Preferred Shares. In each case we conditioned the waivers and amendments on compliance with additional requirements designed to preserve our REIT status.

Our declaration of trust provides that the share ownership limit contained in the bylaws may be amended from time to time with the approval of either (i) 70% of the trustees then in office or (ii) a majority of the trustees then in office and the approval of at least 70% of the holders of our outstanding common shares.

Trustee Liability

Our declaration of trust provides that our trustees will not be individually liable for any obligation or liability incurred by or on our behalf or by trustees for our benefit and on our behalf.  Under our declaration of trust and Ohio law respecting business trusts, trustees are not liable to us or to our shareholders for any act or omission except for acts or omissions which constitute bad faith, willful misfeasance, gross negligence or reckless disregard of duties to us and our shareholders.

Description of our Preferred Shares

The following summary of the material terms and provisions of our preferred shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust, including any applicable articles supplementary, amendment or annex to our declaration of trust designating the terms of a series of preferred shares, and our bylaws, each of which is incorporated by reference into this prospectus.  You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” on page 52 of this prospectus and “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page 53 of this prospectus.

General

Subject to limitations as may be prescribed by Ohio law and our bylaws and declaration of trust, our board of trustees is authorized to issue without the approval of our shareholders, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the shares of each such series.  We currently have outstanding Series B-1 Cumulative Convertible Redeemable Preferred Shares of beneficial interest, $1.00 par value, which we refer to as the Series B-1 Preferred Shares. Please see “Terms of Our Series B-1 Preferred Stock” below for more information of the terms of our Series B-1 Preferred Stock.

Terms of Our Series B-1 Preferred Shares

General

In February and June 2005 we issued 4,000,000 of our Series B-1 Preferred Shares and there are currently outstanding 3,770,657 Series B-1 Preferred Shares.  The Series B-1 Preferred Shares are not listed for trading on any securities exchange or national quotation market.  The following description sets forth certain general terms and provisions of the Series B-1 Preferred Shares.  The statements below describing the Series B-1 Preferred Shares do not purport to be complete and are in all respects subject to, and qualified in their entirety by reference to, the respective terms and provisions of the certificate of designations authorizing the Series B-1 Preferred Shares, our declaration of trust and our bylaws. Each Series B-1 Preferred Share has a $25.00 liquidation preference.

Rank

Our Series B-1 Preferred Shares are senior to our common shares and all other preferred stock and other equity securities as to the payment of dividends and distributions of assets on liquidation, dissolution or winding up. We refer below to all shares ranking on a parity with our Series B-1 Preferred Shares as parity shares and all shares ranking junior to our Series B-1 Preferred Shares as junior shares.

Distributions

Holders of our Series B-1 Preferred Shares are entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount per share equal to the greater of $1.625 per share per annum which is equivalent to 6.5% of the liquidation preference per annum, or the cash distributions on our common shares into which a Series B-1 Preferred Share is convertible.

If we fail to redeem Series B-1 Preferred Shares as described under “Redemption” below, then dividends will thereafter accrue on Series B-1 Preferred Shares at a rate 250 basis points higher than the distribution rate described above.  Once we are again in compliance with our applicable obligations, the dividend rate will revert back to the rate described above.

Distributions on our Series B-1 Preferred Shares accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are declared. Accrued but unpaid distributions on our Series B-1 Preferred Shares do not bear interest.  Holders of the Series B-1 Preferred Shares are not entitled to any distributions in excess of full cumulative distributions as described above.

Unless full cumulative distributions on our Series B-1 Preferred Shares have been declared and paid or declared and an amount set apart for payment for all past distribution periods and the then current distribution period, no distributions, other than in common shares or other junior shares, will be declared or paid or set aside for payment upon the common shares or any other junior shares, nor will any common shares or any other junior shares be redeemed, purchased or otherwise acquired for any consideration, or any money paid for a sinking fund for the redemption of any such shares.

When distributions are not paid in full or set apart for payment on the Series B-1 Preferred Shares and any parity shares, all distributions declared on Series B-1 Preferred Shares and any parity shares will be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series B-1 Preferred Shares and unaccumulated and unpaid on such parity shares.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of Series B-1 Preferred Shares will be entitled to receive their liquidation preference before any distribution or payment is made to the holders of any junior shares.  The liquidation preference is $25.00 per share, plus an amount equal to all accrued and unpaid distributions. After payment of the liquidation preference, the holders of Series B-1 Preferred Shares will have no right to any of our remaining assets.

If liquidating distributions have been made in full to all holders of Series B-1 Preferred Shares and all other parity shares, our remaining assets will be distributed among the holders of any other classes of junior shares, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, our consolidation or merger with or into any other entity, the sale, lease or conveyance of all or substantially all of our property or business or a statutory share exchange will not be deemed to constitute our liquidation, dissolution or winding up.

Redemption

All Series B-1 Preferred Shares that are outstanding on February 28, 2012 will be redeemed for their liquidation preference of $25.00 per share, plus all accrued and unpaid distributions.

In the event of a “compliance failure”, which we define below, each holder of Series B-1 Preferred Shares will have the right to require us to redeem all or any portion of their Series B-1 Preferred Shares at a price per share equal to 125% of the liquidation preference of such Series B-1 Preferred Shares.

The occurrence of any of the following events will be considered a “compliance failure”:

(1) the sale, lease or conveyance to a third party of substantially all our assets, our consolidation or merger with or into another entity if the holders of our voting securities do not hold a majority of the voting securities of the surviving entity or if Michael Ashner, our chief executive officer, does not continue to serve as chief executive officer or of the surviving entity, or the sale in a single transaction or series of related transactions of a majority of our issued and outstanding common shares;

(2) the departure or termination, whether voluntarily or involuntarily, of Michael Ashner, other than in the event of his death or disability, or a breach by Mr. Ashner of his services agreement with us;

(3) any delay in the audit of our consolidated annual financial statements for a given fiscal year for more than 180 calendar days after the end of such fiscal year;

(4) our failure to file required reports or forms under the Sarbanes-Oxley Act of 2002; and

(5) our failure to quality as a REIT or the delisting or our common shares by the NYSE.

We refer to the events described above in clause (1) as a “change of control”. If a change of control takes place within 12 months after the death or disability of Michael Ashner, then each holder of Series B-1 Preferred Shares will also have the right to require us to redeem their Series B-1 Preferred Shares at 100% or their liquidation preference.

Voting Rights

Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series B-1 Preferred Shares have no voting rights.

So long as at least 1,000,000 of the Series B-1 Preferred Shares are outstanding, the holders of Series B-1 Preferred Shares will be entitled to elect one trustee to serve on the board of trustees.  Any trustee proposed to be elected by the holders of Series B-1 Preferred Shares must meet the requirements of the NYSE for independent directors.

Upon the occurrence of a “governance default”, which we define below, our board of trustees will be increased and the holders of Series B-1 Preferred Shares, voting as a class, will be entitled to elect additional trustees, such that the number of trustees elected by the holders of Series B-1 Preferred Shares upon the occurrence of a governance default will equal one-third of the total number of trustees.  The additional trustees elected upon a governance default will serve for so long as the governance default continues.  A “governance default” will have occurred if (i) we fail to declare and pay dividends on the Series B-1 Preferred Shares following payment of dividends on common shares, (ii) we default on our obligations under certain agreements we entered into with the original holders of Series B-1 Preferred Shares (see “Agreements with Initial Holders of Series B-1 Preferred Shares” below), (iii) we fail to effect any required redemption of our Series B-1 Preferred Shares (see “Redemption”, above) or (iv) the aggregate fair market value of our common shares falls below $71,200,000.

The approval of two-thirds of the outstanding Series B-1 Preferred Shares, voting as a single class, is required in order to:

•
amend our declaration of trust, bylaws or the Series B-1 Preferred Shares certificate of designations to adversely affect the rights, preferences or voting power of the holders of the Series B-1 Preferred Shares;

•
enter into a share exchange that affects the Series B-1 Preferred Shares, permit us to consolidate with or merge into another entity, or permit another entity to consolidate with or merge into us, unless in each such case each Series B-1 Preferred Share remains outstanding without any adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption identical to that of a Series B-1 Preferred Share except for changes that do not adversely affect the holders of the Series B-1 Preferred Shares;

•
authorize, reclassify, create or increase the authorized amount of any class of shares of beneficial interest having rights senior to or pari passu with the Series B-1 Preferred Shares as to distributions or in the distribution of assets. However, we may create additional classes of shares ranking junior to the Series B-1 Preferred Shares as to distributions or in the distribution of assets, increase the authorized number of junior shares and issue additional series of junior shares without the consent of any holder of Series B-1 Preferred Shares;

•	take any action that would substantially alter our business; or

•
redeem or purchase common shares, parity shares or junior shares other than certain purchases of Series B-1 Preferred Shares, or purchases of common shares in any dividend period at an aggregate purchase price, which when added to the distributions paid on our common shares for such dividend period, does not exceed the sum of the amount paid to purchase common shares and the amount paid as distributions on the common shares for the immediately preceding dividend period. Any purchase of Series B-1 Preferred Shares must be made in an offer to all holders of those shares if the purchase is made at a time when the share issuable on conversion of those shares have not been registered under the Securities Act of 1933.

In the event of a change of control referred to above under “--Redemption” or in the event of a vote of holders of common shares on a matter that relates to the potential dilution of the Series B-1 Preferred Shares, or in the event that we propose to issue common shares, and a vote of the holders of common shares is required under applicable law to effect such issuance, the Series B-1 Preferred Shares will have the right to vote with the common shares as a class on all matters on which a vote of common shares is taken, with each holder of Series B-1 Preferred Shares entitled to one vote for every common share issuable upon conversion of such holder’s Series B-1 Preferred Shares.

Conversion Rights

Our Series B-1 Preferred Shares are convertible, in whole or in part, at any time, unless previously redeemed, at the option of the holders, into common shares at a conversion price of $4.50 per common share which means that 5.556 common shares would be issuable for each Series B-1 Preferred Share. This conversion price is subject to adjustment as described below. See “--Conversion Price Adjustments.” The right to convert Series B-1 Preferred Shares called for redemption will terminate at the close of business on the redemption date for such Series B-1 Preferred Shares.

Conversion Price Adjustments

The conversion price is subject to adjustment upon certain events, including:

•	distributions payable in common shares;

•
the issuance to all holders of common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders;

•	subdivisions, combinations and reclassifications of common shares;

•
distributions to all holders of common shares of any of our capital stock, other than common shares, evidences of our indebtedness or assets, including securities, but excluding cash dividends required in order to satisfy distribution requirements to maintain our status as a REIT under Section 856 of the Code, and those rights, warrants and distributions referred to above;

•
payment in respect of a tender or exchange offer made by us or any subsidiary of ours for common shares if the cash and value of any other consideration included in such payment per common share as determined by our board of trustees exceeds the current market price per common share on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer; and

•	below market issuances of common shares or securities convertible into common shares other than pursuant to certain firm commitment underwritten public offerings.

However, no adjustment to the conversion price will be made on account of (i) issuances of common shares pursuant to dividend reinvestment plans, (ii) issuances of common shares upon exercise of stock options granted under certain equity compensation plans, (iii) issuances of common shares as consideration for our acquisition of real property, real estate related assets or a business, (iv) issuances of common shares in redemption of units in our operating partnership, (v) issuances of common shares upon exercise of convertible securities that were outstanding on the date the Series B-1 Preferred Shares were issued or (vi) issuances of common shares upon conversion of Series B-1 Preferred Shares.

Mandatory Conversion

We can require holders of Series B-1 Preferred Shares to convert their Series B-1 Preferred Shares into common shares if (i) the market price for common shares for any consecutive 20 trading-day period beginning with the date we mail the mandatory conversion notice and ending on the 25th trading day following our mailing of the mandatory conversion notice equals or exceeds 125% of the conversion price and (ii) there exists at such time a currently effective registration statement covering the resale of common shares issuable upon conversion of Series B-1 Preferred Shares.

Restrictions on Ownership

The certificate of designations contains certain provisions restricting the amount of our equity securities that any holder of Series B-1 Preferred Shares can own in the aggregate and restricting certain transfers of our equity securities by holders of Series B-1 Preferred Shares. The purpose of these provisions is to protect and preserve our REIT status.

In addition, with limited exceptions, no person or persons acting as a group may beneficially own more than 9.8% of our common shares, which limitation is applied by assuming that all convertible securities, such as the Series B-1 Preferred Shares, owned by such person or group of persons have been converted.

Agreements with Initial Holders of Series B-1 Preferred Shares

At the time of our initial issuance of Series B-1 Preferred Shares we entered into an Investor Rights Agreement and a Registration Rights Agreement with the initial investors in Series B-1 Preferred Shares.  The Investor Rights Agreement grants the investors preemptive rights with respect to future issuances of our securities, a co-investment right enabling them to participate in certain future investments we make, tag-along rights, drag-along rights in the event of a sale of substantially all of our securities and certain other rights.  The Registration Rights Agreement required us to register the resale of the common shares issuable upon conversion of the Series B-1 Preferred Shares on or before February 28, 2007 (which we have done pursuant to separate registration statements) and permits the investors to participate in certain of our registered offerings.

PLAN OF DISTRIBUTION

We are offering shares of our common shares pursuant to this rights offering directly to holders of our common shares and holders of our Series B-1 Series Preferred Shares on the record date.  We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this offering and no commissions, fees or discounts will be paid in connection with it.  Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

We will pay the fees and expenses of National City Bank and MacKenzie Partners, Inc., as subscription agent and information agent, respectively, and have agreed to indemnify the subscription agent and the information agent from any liability it may incur in connection with this offering.

On or about April ___, 2008, we will distribute the rights and copies of this prospectus to the holders of record of our common shares and Series B-1 Preferred Shares as of the record date. If you wish to exercise your rights and subscribe for new common shares, you should follow the procedures described under “THE RIGHTS OFFERING - How to Exercise Your Rights.”  The rights generally are non-transferable; please see “THE RIGHTS OFFERING - Non-transferability of the Subscription Rights.”

If any of our common shares remain unsubscribed after the rights offering, we anticipate that the standby purchasers will agree to purchase, subject to certain conditions, all unsubscribed common shares at a price per share equal to the rights offering subscription price pursuant to the standby commitments.  For additional details regarding the standby purchasers’ standby commitments, see “THE RIGHTS OFFERING – Standby Commitments.”

Common shares sold in this offering will, like our currently outstanding common shares, be listed on the NYSE under the symbol “FUR”.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and the related financial statement schedule as of and for the year ended December 31, 2006 and 2005 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report includes an explanatory paragraph related to the restatement discussed in Note 22), which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered hereby, have been passed upon by Hahn Loeser & Parks LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports and other information with the Securities and Exchange Commission.  You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.winthropreit.com and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2007, as amended by Form 10-K/A filed on March 31, 2008;

•	Definitive Proxy Statement on Schedule 14A filed on March 30, 2007;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2007;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2007;

•	Quarterly Report on Form 10-Q for the period ended September 30, 2007; and

•
Current Reports on Form 8-K filed on March 23, 2007 (as amended on April 2, 2007), April 2, 2007, May 11, 2007, May 31, 2007, June 18, 2007, June 22, 2007, June 28, 2007, July 17, 2007, August 9, 2007, September 17, 2007, September 27, 2007, November 8, 2007, November 13, 2007, December 26, 2007, January 8, 2008, March 14, 2008, March 19, 2008 and March 28, 2008.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Thomas Staples, Chief Financial Officer
Winthrop Realty Trust
7 Bulfinch Place, Suite 500
Boston, MA 02114
(617) 570-4614

This prospectus is part of a registration statement we filed with the SEC.  You should rely only on the information or representations provided in or incorporated by reference into this prospectus.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this prospectus in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the shares offered by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this prospectus is         , 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) incurred in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Commission registration fee:

Securities and Exchange Commission registration fee	$1,759
Subscription Agent and Information Agent Fees	47,000
NYSE Listing Fee	33,200
Printing and engraving costs	25,000
Accounting fees and expense	35,000
Legal fees and expenses	150,000
Miscellaneous	8,041

TOTAL	$300,000

Item 15. Indemnification of Trustees and Officers.

Pursuant to Article III, Section 3.3 of our Amended and Restated Declaration of Trust, each trustee, officer, employee and agent of the registrant is entitled to indemnification for any loss, cost, liability or obligation in connection with our property or affairs except for his own acts as constitute bad faith, willful misfeasance or willful disregard of his duties.

We have acquired insurance indemnifying our trustees and officers in certain cases and with certain deductible limitations.

Item 16. Exhibits.

The following exhibits are included as part of this Registration Statement:

Exhibit Number	Description

3.1	Bylaws of Registrant, as restated through November 8, 2005 (a)

3.2	Amendment to Article VI, Section 6 of Bylaws (b)

3.3	Amended and Restated Declaration of Trust, as amended through November 16, 1999 (b)

3.4	Certificate of Amendment to Amended and Restated Declaration of Trust as of March 6, 2001 (c)

3.5	Amendments to Amended and Restated Declaration of Trust (d)

4.1	Form of Certificate for Shares of Beneficial Interest (e)

4.2	Agreement of Limited Partnership of WRT Realty LP (formerly First Union REIT L.P.), dated as of January 1, 2005 (f)

4.3	Certificate of Designations relating to Registrant’s Series B-1 Cumulative Convertible Redeemable Shares of Beneficial Interest (g)

4.4	Form of Rights Certificate

5.1	Opinion of Hahn Loeser & Parks LLP regarding legality of securities being registered

10.1	Form of Agreement with Standby Purchasers

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of PricewaterhouseCoopers LLP

*24	Powers-of-Attorney

24.1	Power-of-Attorney of Steven Zalkind

*99.1	Form of Instructions as to Use of Rights Certificate

*99.2	Form of Notice of Guaranteed Delivery for Rights Certificate

*99.3	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees

*99.4	Form of Letter to Clients of Security Holders who are Beneficial Holders and Instruction Owner Form

99.5	Cover Letter to Shareholders

___________________
*  Previously filed.

(a)	Incorporated by reference to the Registrant’s Form 8-K dated November 10, 2005.

(b)	Incorporated by reference to the Registrant’s 1999 Form 10-K.

(c)	Incorporated by reference to the Registrant’s 2000 Form 10-K.

(d)	Incorporated by reference to the Registrant’s March 31, 2004 Form 10-Q.

(e)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 No. 33-2818.

(f)	Incorporated by reference to the Registrant’s Form 8-K dated January 1, 2004.

(g)	Incorporated by reference to the Registrant’s Form 8-K dated June 21, 2005.

All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 17. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934 and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)           The undersigned registrant undertakes to supplement the Prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the amount of unsubscribed securities to be purchased by the standby purchasers.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on March 31, 2008.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael L. Ashner
Michael L. Ashner	Trustee and Chief Executive Officer	March 31, 2008

*
Peter Braverman	Trustee and President	March 31, 2008

*
Thomas Staples	Chief Financial Officer	March 31, 2008

*
Steven Zalkind	Trustee	March 31, 2008

*
Arthur Blasberg, Jr.	Trustee	March 31, 2008

*
Steven Mandis	Trustee	March 31, 2008

*
Talton Embry	Trustee	March 31, 2008

*
Howard Goldberg	Trustee	March 31, 2008

* By: /s/ Michael L. Ashner
Michael L. Ashner Attorney-in-Fact